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Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
City National Corporation:

        We have audited the accompanying consolidated balance sheets of City National Corporation and subsidiaries (the Corporation) as of December 31, 2008 and 2007 and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of City National Corporation and subsidiaries as of December 31, 2008 and 2007 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 16 and Note 1 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of the presentation and disclosure requirements of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements and FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which were adopted January 1, 2009.

        Additionally, as discussed in Note 1 to the consolidated financial statements, in 2008 City National Corporation changed its method of accounting for fair value, and in 2007 City National Corporation changed its method of accounting for uncertainty in income taxes.

                      /s/ KPMG LLP

Los Angeles, California
February 26, 2009 (except for Notes 1, 9, 16, 19, 22 and 23 as to which date is December 1, 2009)

CITY NATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands, except per share amounts)	2008	2007
Assets
Cash and due from banks	$279,921	$365,918
Due from banks—interest-bearing	144,344	88,151
Securities available-for-sale—cost $2,239,184 and $2,484,903 at December 31, 2008 and December 31, 2007, respectively:
Securities pledged as collateral	223,506	212,233
Held in portfolio	1,921,364	2,250,422
Trading account securities	295,598	293,355
Loans and leases	12,444,259	11,630,638
Less allowance for loan and lease losses	224,046	168,523

Net loans and leases	12,220,213	11,462,115
Premises and equipment, net	131,294	118,067
Deferred tax asset	226,854	129,403
Goodwill	459,418	452,480
Customer-relationship intangibles, net	40,619	67,647
Bank-owned life insurance	74,575	72,220
Affordable housing investments	74,577	73,640
Customers' acceptance liability	1,714	3,549
Other real estate owned	11,388	—
Other assets	350,130	300,090

Total assets	$16,455,515	$15,889,290

Liabilities
Demand deposits	$6,140,619	$5,858,497
Interest checking deposits	988,313	879,062
Money market deposits	3,699,900	3,421,691
Savings deposits	146,590	135,519
Time deposits-under $100,000	234,669	220,928
Time deposits-$100,000 and over	1,442,033	1,306,808

Total deposits	12,652,124	11,822,505
Federal funds purchased and securities sold under repurchase agreements	908,157	1,544,411
Other short-term borrowings	124,500	100,000
Current portion of subordinated debt	—	115,850
Subordinated debt	161,595	157,709
Long-term debt	246,554	233,465
Reserve for off-balance sheet credit commitments	22,703	19,704
Other liabilities	262,923	204,814
Acceptances outstanding	1,714	3,549

Total liabilities	14,380,270	14,202,007
Redeemable noncontrolling interest	44,811	51,561
Commitments and contingencies
Equity
Preferred Stock; 5,000,000 shares authorized; 400,000 shares issued; aggregate liquidation preference of $400,000 as of December 31, 2008	390,089	—
Common Stock, par value $1.00 per share; 75,000,000 shares authorized; 50,961,457 and 50,824,178 shares issued at December 31, 2008 and December 31, 2007, respectively	50,961	50,824
Additional paid-in capital	389,077	374,700
Accumulated other comprehensive loss	(48,022)	(9,349)
Retained earnings	1,379,624	1,369,999
Treasury shares, at cost—2,413,039 and 2,588,299 shares at December 31, 2008 and December 31, 2007, respectively	(156,736)	(176,035)

Total common shareholders' equity	1,614,904	1,610,139

Total shareholders' equity	2,004,993	1,610,139

Noncontrolling interest	25,441	25,583

Total equity	2,030,434	1,635,722

Total liabilities and equity	$16,455,515	$15,889,290

See accompanying Notes to Consolidated Financial Statements.

CITY NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	For the year ended December 31,
(in thousands, except per share amounts)	2008	2007	2006
Interest Income
Loans and leases	$676,421	$764,441	$672,018
Securities available-for-sale	104,356	122,545	148,896
Trading account securities	1,854	3,825	2,715
Due from banks—interest-bearing	1,896	2,604	1,161
Federal funds sold and securities purchased under resale agreements	161	686	1,525

Total interest income	784,688	894,101	826,315

Interest Expense
Deposits	122,990	214,680	159,024
Federal funds purchased and securities sold under repurchase agreements	27,592	32,491	26,463
Subordinated debt	6,916	16,272	15,399
Other long-term debt	9,295	14,728	12,989
Other short-term borrowings	17,999	7,658	6,530

Total interest expense	184,792	285,829	220,405

Net interest income	599,896	608,272	605,910
Provision for credit losses	127,000	20,000	(610)

Net interest income after provision for credit losses	472,896	588,272	606,520

Noninterest Income
Trust and investment fees	132,214	140,753	107,462
Brokerage and mutual fund fees	73,446	60,279	50,358
Cash management and deposit transaction charges	48,307	35,261	31,631
International services	32,449	30,399	26,174
Bank-owned life insurance	2,752	2,690	2,996
(Loss) gain on sale of other assets	(353)	5,989	2,750
Loss on sale of securities	(1,511)	(1,374)	(4,500)
Impairment loss on securities	(49,280)	—	—
Other	28,960	29,205	25,499

Total noninterest income	266,984	303,202	242,370

Noninterest Expense
Salaries and employee benefits	357,015	331,091	295,151
Net occupancy of premises	49,514	43,538	40,241
Legal and professional fees	32,842	35,975	34,998
Information services	26,969	23,364	21,830
Depreciation and amortization	22,201	20,932	19,062
Marketing and advertising	22,897	21,837	18,654
Office services	12,404	12,295	10,751
Amortization of intangibles	17,738	8,854	5,284
Equipment	3,144	3,249	2,812
Other real estate owned	569	—	—
Other operating	36,848	28,110	27,263

Total noninterest expense	582,141	529,245	476,046

Income before income taxes	157,739	362,229	372,844
Income taxes	47,405	130,660	133,363

Net income	110,334	231,569	239,481
Less: Net income attributable to noncontrolling interest	5,378	8,856	5,958

Net income attributable to City National Corporation	104,956	222,713	233,523
Less: Dividends on preferred stock	2,445	—	—

Net income available to common shareholders	$102,511	$222,713	$233,523

Net income per common share, basic	$2.12	$4.58	$4.78

Net income per common share, diluted	$2.11	$4.50	$4.65

Shares used to compute net income per common share, basic	47,930	48,234	48,477

Shares used to compute net income per common share, diluted	48,196	49,069	49,893

Dividends per common share	$1.92	$1.84	$1.64

See accompanying Notes to Consolidated Financial Statements.

CITY NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
(in thousands)	2008	2007	2006
Cash Flows From Operating Activities
Net income attributable to City National Corporation	$104,956	$222,713	$233,523
Adjustments to net income:
Provision for credit losses	127,000	20,000	(610)
Amortization of intangibles	17,738	8,854	5,284
Depreciation and amortization	22,201	20,932	19,062
Amortization of cost and discount on long-term debt	587	708	707
Stock-based employee compensation expense	14,956	13,949	12,251
Loss (gain) on sale of other assets	353	(5,989)	(2,750)
Loss on sales of securities	1,511	1,374	4,500
Impairment loss on securities	49,280	—	—
Other, net	(4,098)	(9,506)	(15,995)
Net change in:
Trading account securities	(2,243)	(145,448)	(88,563)
Deferred income tax benefit	(70,177)	6,395	(817)
Other assets and other liabilities, net	49,764	(1,270)	(27,260)

Net cash provided by operating activities	311,828	132,712	139,332

Cash Flows From Investing Activities
Purchase of securities available-for-sale	(362,651)	(211,479)	(195,777)
Sales of securities available-for-sale	103,561	196,329	527,599
Maturities and paydowns of securities	453,340	611,870	678,230
Loan originations, net of principal collections	(901,208)	(847,442)	(1,115,555)
Net payments for premises and equipment	(35,428)	(37,030)	(30,939)
Acquisition of BBNV, net of cash acquired	—	(53,953)	—
Acquisition of Convergent Wealth, net of cash acquired	—	(101,292)	—
Other investing activities, net	(4,006)	(15,508)	(6,443)

Net cash used in investing activities	(746,392)	(458,505)	(142,885)

Cash Flows From Financing Activities
Net increase (decrease) in deposits	829,619	(791,429)	34,344
Net (decrease) increase in federal funds purchased and securities sold under repurchase agreements	(636,254)	1,121,508	232,713
Net increase (decrease) in short-term borrowings, net of transfers from long-term debt	24,500	2,475	(2,475)
Net (decrease) increase in other borrowings	(121,910)	146	(283)
Proceeds from exercise of stock options	20,480	25,907	19,073
Tax benefit from exercise of stock options	2,905	5,026	9,959
Stock repurchases	(21,694)	(105,450)	(161,618)
Issuance of preferred stock	389,867	—	—
Issuance of common stock warrants	10,133	—	—
Cash dividends paid	(92,886)	(89,375)	(80,126)

Net cash provided by financing activities	404,760	168,808	51,587

Net (decrease) increase in cash and cash equivalents	(29,804)	(156,985)	48,034
Cash and cash equivalents at beginning of year	454,069	611,054	563,020

Cash and cash equivalents at end of period	$424,265	$454,069	$611,054

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$189,501	$300,307	$203,346
Income taxes	109,197	92,602	156,343
Non-cash investing activities:
Stock issued for acquisition	$—	$88,015	$—
Transfer of loans to other real estate owned	23,999	—	—

See accompanying Notes to Consolidated Financial Statements.

CITY NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
AND COMPREHENSIVE INCOME

	City National Corporation Shareholders' Equity
(in thousands)	Shares issued	Preferred stock	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Treasury stock	Non- controlling interest	Total equity
Balance, December 31, 2005	50,600,943	$—	$50,601	$381,441	$(51,602)	$1,121,474	$(59,175)	$24,443	$1,467,182
Adjustment to initially apply Staff Accounting Bulletin No. 108	—		—	—	—	(10,174)	—	—	(10,174)

Balance, January 1, 2006	50,600,943	—	50,601	381,441	(51,602)	1,111,300	(59,175)	24,443	1,457,008
Net income	—		—	—	—	233,523	—	3,870	237,393
Other comprehensive income net of tax
Net unrealized gain on securities available-for-sale net of taxes of $5.8 million and reclassification of $3.8 million for net loss included in net income	—		—	—	8,038	—	—	—	8,038
Net unrealized loss on cash flow hedges net of taxes of $2.6 million and reclassification of $6.0 million net loss included in net income	—	—	—	—	3,644	—	—	—	3,644

Total other comprehensive loss	—	—	—	—	11,682	—	—	—	11,682
Dividends and distributions to noncontrolling interest	—	—	—	—	—	—	—	(2,633)	(2,633)
Adjustment to initially apply FASB Statement No. 158	—	—	—	—	(1,539)	—	—	—	(1,539)
Issuance of shares for stock options	68,246	—	68	(6,425)	—	—	25,430	—	19,073
Restricted stock grants, net of cancellations	49,605	—	50	(50)	—	—	—	—	—
Stock-based employee compensation expense	—	—	—	12,106	—	—	—	—	12,106
Tax benefit from stock options	—	—	—	9,959	—	—	—	—	9,959
Cash dividends paid	—	—	—	—	—	(80,126)	—	—	(80,126)
Repurchased shares, net	—	—	—	—	—	—	(161,618)	—	(161,618)
Change in redeemable noncontrolling interest	—	—	—	(10,131)	—	—	—	—	(10,131)

Balance, December 31, 2006	50,718,794	—	50,719	386,900	(41,459)	1,264,697	(195,363)	25,680	$1,491,174
Adjustment to initially apply FASB Interpretation 48	—	—	—	—	—	(28,036)	—	—	(28,036)

Balance, January 1, 2007	50,718,794	—	50,719	386,900	(41,459)	1,236,661	(195,363)	25,680	1,463,138
Net income	—		—	—	—	222,713	—	2,537	225,250
Other comprehensive income net of tax
Amortization of prior service cost	—	—	—	—	218	—	—	—	218
Pension liability adjustment	—	—	—	—	1,426	—	—	—	1,426
Net unrealized gain on securities available-for-sale net of taxes of $17.5 million and reclassification of $2.0 million for net loss included in net income	—	—	—	—	24,116	—	—	—	24,116
Net unrealized loss on cash flow hedges net of taxes of $4.0 million and reclassification of $2.7 million net loss included in net income	—	—	—	—	6,350	—	—	—	6,350

Total other comprehensive income	—	—	—	—	32,110	—	—	—	32,110
Dividends and distributions to noncontrolling interest	—	—	—	—	—	—	—	(2,634)	(2,634)
Issuance of shares for stock options	—	—	—	(18,767)	—	—	44,674	—	25,907
Restricted stock grants, net of cancellations	105,384	—	105	(105)	—	—	—	—	—
Stock-based employee compensation expense	—	—	—	13,854	—	—	—	—	13,854
Tax benefit from stock options	—	—	—	5,026	—	—	—	—	5,026
Cash dividends paid	—	—	—	—	—	(89,375)	—	—	(89,375)
Repurchased shares, net	—	—	—	—	—	—	(105,450)	—	(105,450)
Issuance of shares for acquisition	—	—	—	7,911	—	—	80,104	—	88,015
Change in redeemable noncontrolling interest	—	—	—	(20,119)	—	—	—	—	(20,119)

Balance, December 31, 2007	50,824,178	—	50,824	374,700	(9,349)	1,369,999	(176,035)	25,583	1,635,722
Net income	—	—	—	—	—	104,956	—	2,385	107,341
Other comprehensive income net of tax
Amortization of prior service cost	—	—	—	—	52	—	—	—	52
Pension liability adjustment	—	—	—	—	(347)	—	—	—	(347)
Net unrealized loss on securities available-for-sale net of tax benefits of $30.1 million and reclassification of $0.5 million net gain included in net income	—	—	—	—	(41,920)	—	—	—	(41,920)
Net unrealized gain on cash flow hedges net of taxes of $2.5 million and reclassification of $3.2 million net gain included in net income	—	—	—	—	3,542	—	—	—	3,542

Total other comprehensive income	—	—	—	—	(38,673)	—	—	—	(38,673)
Dividends and distributions to noncontrolling interest	—	—	—	—	—	—	—	(2,527)	(2,527)
Issuance of common shares for stock options	—	—	—	(20,513)	—	—	40,993	—	20,480
Issuance of preferred stock	—	389,867	—	—	—	—	—	—	389,867
Issuance of common stock warrants	—	—	—	10,133	—	—	—	—	10,133
Preferred stock accretion	—	222	—	—	—	(222)	—	—	—
Restricted stock grants, net of cancellations	137,279	—	137	(137)	—	—	—	—	—
Share-based employee compensation expense	—	—	—	14,755	—	—	—	—	14,755
Tax benefit from stock options	—	—	—	2,905	—	—	—	—	2,905
Cash dividends
Preferred	—	—	—	—	—	(2,223)	—	—	(2,223)
Common	—	—	—	—	—	(92,886)	—	—	(92,886)
Repurchased shares, net	—	—	—	—	—	—	(21,694)	—	(21,694)
Net change in deferred compensation plans	—	—	—	787	—	—	—	—	787
Change in redeemable noncontrolling interest	—	—	—	6,447	—	—	—	—	6,447

Balance, December 31, 2008	50,961,457	$390,089	$50,961	$389,077	$(48,022)	$1,379,624	$(156,736)	$25,441	$2,030,434

See accompanying Notes to Consolidated Financial Statements.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Organization

        City National Corporation (the "Corporation") is the holding company for City National Bank (the "Bank"). City National Bank delivers banking, trust and investment services through 62 offices in Southern California, the San Francisco Bay area, Nevada and New York City. As of December 31, 2008, the Corporation had a majority ownership interest in eight investment advisory affiliates and a noncontrolling interest in one other firm. The Corporation also has an unconsolidated subsidiary, Business Bancorp Capital Trust I. Because the Bank comprises substantially all of the business of the Corporation, references to the "Company" mean the Corporation and the Bank together. The Corporation is approved as a financial holding company pursuant to the Gramm-Leach-Bliley Act of 1999.

        The Company's accounting and reporting policies conform to generally accepted accounting principles ("GAAP") and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and income and expenses during the reporting period. Circumstances and events that differ significantly from those underlying our estimates and assumptions could cause actual financial results to differ from our estimates. The material estimates included in the financial statements relate to the allowance for loan and lease losses, the reserve for off-balance sheet credit commitments, valuation of stock options and restricted stock, income taxes, goodwill and intangible asset impairment, available-for-sale securities impairment and the valuation of financial assets and liabilities reported at fair value.

        The Company has applied its critical accounting policies and estimation methods consistently in all periods presented in these financial statements (to the periods in which they applied) and management has discussed these policies with our Audit and Risk Committee. The results of operations reflect any adjustments, all of which are of a normal recurring nature, and which, in the opinion of management, are necessary for a fair presentation of the results for the periods presented.

        The Company is on the accrual basis of accounting for income and expenses. In accordance with the usual practice of banks, assets and liabilities of individual trust, agency and fiduciary funds have not been included in the financial statements.

        Certain prior year balances have been reclassified to conform to the current year presentation.

Consolidation

        The consolidated financial statements of the Company include the accounts of the Corporation, its non-bank subsidiaries, the Bank and the Bank's wholly owned subsidiaries, after the elimination of all material intercompany transactions. Preferred stock and equity ownership of others is reflected as Redeemable noncontrolling interest and Noncontrolling interest in the consolidated balance sheets. The related noncontrolling share of earnings is shown as Net income attributable to noncontrolling interest in the consolidated statements of income.

        The Company holds ownership interests in certain special-purpose entities formed to provide affordable housing. These entities are variable interest entities ("VIEs"). A variable interest entity is an entity that has (1) an insufficient amount of equity to finance its principal activities without additional subordinated financial support; (2) equity investors that, as a group, lack the ability to make decisions about the entity's activities through voting or similar rights; (3) equity investors that, as group, do not

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

have the obligation to absorb the entity's expected losses or receive the expected residual returns if they occur, or (4) voting rights of some investors that are not proportional to their obligation to absorb expected losses or receive residual returns and substantially all of the entity's activities are conducted on behalf of an investor that has disproportionate voting rights. If any of these characteristics is present, the entity is subject to consolidation based on variable interests, not on ownership of the entity's outstanding voting stock. Variable interests are defined as contractual, ownership or other monetary interest in an entity that changes with fluctuations in the fair value of the entity's net assets.

        The primary beneficiary is required to consolidate the VIE. The primary beneficiary is the entity that absorbs the majority (more than 50%) of the VIE's expected losses or receives the majority of the VIE's expected returns, or both. The Company evaluates its ownership interests in VIEs annually to determine whether these investments qualify for consolidation. None of the Company's investments in VIEs met the criteria for consolidation at either December 31, 2008 or 2007. The Company initially records its investments in these entities at cost, which approximates the maximum exposure to loss. Subsequently, the carrying value is amortized over the stream of available tax credits and benefits. The Company expects to recover its investments over time, through realization of federal low-income housing tax credits. Affordable housing VIEs are included in Affordable housing investments in the consolidated balance sheets with associated income reported in Other noninterest income in the consolidated statements of income.

        In addition, the Company, as a limited partner, holds an insignificant ownership percentage in certain private equity partnerships. While these entities may meet the definition of a VIE, the Company is not the primary beneficiary of any of these entities. The Company accounts for its interests in these partnerships under the cost method. These investments are included in Other assets in the consolidated balance sheets with associated income reported in Other noninterest income in the consolidated statements of income.

Wealth and Investment Advisory Affiliates

        The Company's investment management and wealth advisory affiliates are organized as limited liability companies. The Corporation generally owns a majority position in each affiliate and certain management members of each affiliate own the remaining shares. The Corporation has contractual arrangements with its affiliates whereby a percentage of revenue is allocable to fund affiliate operating expenses ("operating share") while the remaining portion of revenue ("distributable revenue") is allocable to the Corporation and the other affiliate owners. All majority-owned affiliates are consolidated. The Corporation's interest in one investment management affiliate in which it holds a noncontrolling share is accounted for using the equity method.

Cash and Due From Banks

        Cash on hand, cash items in the process of collection, and amounts due from correspondent banks and the Federal Reserve Bank are included in Cash and due from banks on the consolidated balance sheets.

Fair Value Measurements

        The Company adopted Financial Accounting Standards Board ("FASB") Statement No. 157, Fair Value Measurements ("SFAS 157") effective January 1, 2008 on a prospective basis. SFAS 157 defines

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

fair value for financial reporting purposes as the price that would be received to sell an asset or paid to transfer a liability in an orderly market transaction between market participants at the measurement date (reporting date). Under the statement, fair value is based on an exit price in the principal market or most advantageous market in which the reporting entity could transact.

        For each asset and liability required to be reported at fair value, management has identified the unit of account and valuation premise to be applied for purposes of measuring fair value. The unit of account is the level at which an asset or liability is aggregated or disaggregated for purposes of applying SFAS 157. The valuation premise is a concept that determines whether an asset is measured on a standalone basis or in combination with other assets. For purposes of applying the provisions of SFAS 157, the Company measures its assets and liabilities on a standalone basis then aggregates assets and liabilities with similar characteristics for disclosure purposes.

Fair Value Hierarchy

        Management employs market standard valuation techniques in determining the fair value of assets and liabilities. Inputs used in valuation techniques are based on assumptions that market participants would use in pricing an asset or liability. SFAS 157 prioritizes inputs used in valuation techniques as follows:

Level 1—	Quoted market prices in an active market for identical assets and liabilities.
Level 2—
Observable inputs including quoted prices (other than Level 1) in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability such as interest rates, yield curves, volatilities and default rates, and inputs that are derived principally from or corroborated by observable market data.
Level 3—	Unobservable inputs reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability based on the best information available.

        If the determination of fair value measurement for a particular asset or liability is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Management's assessment of the significance of a particular input to the fair value measurement requires judgment and considers factors specific to the asset or liability measured.

        A description of the valuation techniques applied to the Company's major categories of assets and liabilities measured at fair value follows.

        Securities—Fair values for U.S. Treasury securities, marketable equity securities and trading securities, with the exception of agency securities held in the trading account, are based on quoted market prices. Securities with fair values based on quoted market prices are classified in Level 1 of the fair value hierarchy. Level 2 securities include the Company's portfolio of federal agency, mortgage-backed, state and municipal securities for which fair values are calculated with models using quoted

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

prices and other inputs directly or indirectly observable for the asset or liability. Prices for 99 percent of these securities are obtained through a third-party valuation source. Management reviewed the valuation techniques and assumptions used by the provider and determined that the provider utilizes widely accepted valuation techniques based on observable market inputs appropriate for the type of security being measured. Prices for the remaining securities are obtained from dealer quotes. Securities classified in Level 3 include collateralized debt obligation instruments for which the market has become inactive. Fair values for these securities were determined using internal models based on assumptions that are not observable in the market.

        Loans—The Company does not record loans at fair value with the exception of impaired loans which are measured for impairment in accordance with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114"). Under SFAS 114, loans measured for impairment based on the fair value of collateral or observable market prices are within the scope of SFAS 157. Loans reported at fair value were measured for impairment by valuing the underlying collateral based on third-party appraisals. These loans are classified in Level 2 of the fair value hierarchy.

        Derivatives—The Company uses interest-rate swaps to manage its interest rate risk. The fair value of these swaps is obtained through third-party valuation sources that use conventional valuation algorithms. The pricing model is a discounted cash flow model that relies on inputs, such as interest rate futures, from highly liquid and active markets. The Company also enters into interest-rate risk protection products with certain clients. These contracts are offset by paired trades with derivative dealers. The fair value of these derivatives is obtained from a third-party valuation source that uses conventional valuation algorithms.

        To comply with the provisions of SFAS 157, the Company incorporates credit valuation adjustments to appropriately reflect nonperformance risk for both the Company and counterparties in the fair value measurements. Although the Company has determined that the majority of the inputs used to value derivative contracts fall within Level 2 of the fair value hierarchy, the credit valuation adjustments utilize Level 3 inputs, such as estimates of credit spreads. The Company has determined that the impact of the credit valuation adjustments is not significant to the overall valuation of these derivatives. As a result, the Company has classified the derivative contract valuations in their entirety in Level 2 of the fair value hierarchy.

        The fair value of foreign exchange options and transactions are derived from market spot and/or forward foreign exchange rates and are classified in Level 1 of the fair value hierarchy.

        Other Real Estate Owned ("OREO")—The fair value of OREO is based on third-party appraisals of the properties performed in accordance with professional appraisal standards and Bank regulatory requirements under the Financial Institutions Reform Recovery and Enforcement Act of 1989. Appraisals are reviewed and approved by the Company's appraisal department. OREO is classified in Level 2 of the fair value hierarchy.

        The Company records securities available-for-sale, trading securities and derivative contracts at fair value on a recurring basis. Certain other assets such as impaired loans and OREO are recorded at fair value on a nonrecurring basis. Nonrecurring fair value measurements typically involve assets that are evaluated for impairment and for which any impairment is recorded in the period in which the remeasurement is performed.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

Securities

        Securities are classified based on management's intention on the date of purchase. All securities other than trading securities are classified as available-for-sale and are presented at fair value. Unrealized gains or losses on securities available-for-sale are excluded from net income but are included as separate components of other comprehensive income, net of taxes. Premiums or discounts on securities available-for-sale are amortized or accreted into income using the interest method over the expected lives of the individual securities. On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. The recorded value of securities is reduced to its fair value when the declines are considered other-than-temporary, and a new cost basis is established for the securities. Any other-than-temporary loss is included in net income. Realized gains or losses on sales of securities available-for-sale are recorded using the specific identification method. Trading securities are valued at fair value with any unrealized gains or losses included in net income.

Loans

        Loans are generally carried at principal amounts less net deferred loan fees. Net deferred loan fees include deferred unamortized fees less direct incremental loan origination costs. Net deferred fees are amortized into interest income over the terms of the loans for all loans except residential mortgages. Net deferred fees on residential mortgage loans are amortized over the average expected life of the loans. The amortization is calculated using the effective yield method for all loans except revolving loans, for which the straight-line method is used. Premiums or discounts on loans are amortized or accreted into income using the effective interest method. Interest income is accrued as earned.

        Loans are placed on nonaccrual status when a loan becomes contractually past due 90 days with respect to interest or principal unless the loan is both well secured and in the process of collection, or if full collection of interest or principal becomes uncertain. When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is reversed and the accretion of net deferred loan fees ceases. Thereafter, interest collected on the loan is accounted for on the cash collection or cost recovery method until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when the delinquent principal and interest are brought current in accordance with the terms of the loan agreement and certain ongoing performance criteria have been met.

        The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan agreement. Once a loan is determined to be impaired, the impairment is measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate, except that if the loan is collateral dependent, the impairment is measured by using the fair value of the loan's collateral. As a final alternative, the observable market price of the debt may be used to assess impairment. Nonperforming loans greater than $500,000 are individually evaluated for impairment based upon the borrower's overall financial condition, resources, and payment record, and the prospects for support from any financially responsible guarantors. Impairment on loans less than $500,000 is measured using historical loss factors, which approximates the discounted cash flows method.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

        When the measurement of the impaired loan is less than the recorded amount of the loan, an impairment is recognized by creating a valuation allowance with a corresponding charge to the allowance for loan and lease losses or by adjusting an existing valuation allowance for the impaired loan.

        The Company's policy is to record cash receipts received on impaired loans first as reductions to principal and then to interest income.

        Unfunded loan commitments are generally related to providing credit facilities to clients of the Bank, and are not actively traded financial instruments. These unfunded commitments are disclosed as off-balance sheet financial instruments in Note 21 in the Notes to Consolidated Financial Statements.

Allowance for Loan and Lease Losses and Reserve for Off-Balance Sheet Credit Commitments

        The Company accounts for the credit risk associated with lending activities through its allowance for loan and lease losses, reserve for off-balance sheet credit commitments and provision for credit losses. The provision is the expense recognized in the consolidated statements of income to adjust the allowance and reserve to the levels deemed appropriate by management, as determined through application of the Company's allowance methodology procedures. The provision for credit losses reflects management's judgment of the adequacy of the allowance for loan and lease losses and the reserve for off-balance sheet credit commitments. It is determined through quarterly analytical reviews of the loan and commitment portfolios and consideration of such other factors as the Company's loan and lease loss experience, trends in problem loans, concentrations of credit risk, underlying collateral values, and current economic conditions, as well as the results of the Company's ongoing credit review process. As conditions change, our level of provisioning and the allowance for loan and lease losses and reserve for off-balance sheet credit commitments may change.

        For commercial, non-homogenous loans that are not impaired, the Bank derives loss factors via a process that begins with estimates of probable losses inherent in the portfolio based upon various statistical analyses. These include migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, as well as analyses that reflect current trends and conditions. Each portfolio of smaller balance homogeneous loans including residential first mortgages, installment, revolving credit and most other consumer loans is collectively evaluated for loss potential. Management also establishes a qualitative reserve that considers overall portfolio indicators, including current and historical credit losses; delinquent, nonperforming and criticized loans; trends in volumes and terms of loans; and, an evaluation of overall credit quality and the credit process, including lending policies and procedures, economic, geographical, product, and other environmental factors. Management also considers trends in internally risk-rated exposures, criticized exposures, cash-basis loans, and historical and forecasted write-offs; and, a review of industry, geographic, and portfolio concentrations, including current developments within those segments. In addition, management considers the current business strategy and credit process, including credit-limit setting and compliance, credit approvals, loan underwriting criteria and loan workout procedures.

        The allowance for loan and lease losses attributed to impaired loans considers all available evidence, including as appropriate, the probability that a specific loan will default, the expected exposure of a loan at default, an estimate of loss given default, the present value of the expected future cash flows discounted using the loan's contractual effective rate, the secondary market value of the loan and the fair value of collateral.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

        The quantitative portion of the allowance for loan and lease losses is adjusted for qualitative factors to account for model imprecision and to incorporate the range of probable outcomes inherent in the estimates used for the allowance. The qualitative portion of the allowance attempts to incorporate the risks inherent in the portfolio, economic uncertainties, competition, regulatory requirements and other subjective factors including industry trends, changes in underwriting standards, decline in the value of collateral for collateral dependent loans and existence of concentrations. The reserve for off-balance sheet credit commitments is established by converting the off-balance sheet exposures to a loan equivalent amount and then applying the methodology used for loans described above.

        The allowance for loan and lease losses and reserve for off-balance sheet credit commitments are increased by the provision for credit losses charged to operating expense and allowances acquired through acquisitions. The allowance for loan and lease losses is decreased by the amount of charge-offs, net of recoveries.

Other Real Estate Owned

        Other real estate owned is composed of real estate acquired in satisfaction of loans. Properties acquired by foreclosure or deed in lieu of foreclosure are transferred to OREO and are recorded at fair value less estimated costs to sell, at the date of transfer of the property. If the carrying value exceeds the fair value at the time of the transfer, the difference is charged to the allowance for loan and lease losses. The fair value of the OREO property is based upon a current appraisal. Losses that result from the ongoing periodic valuation of these properties are charged against OREO expense in the period in which they are identified. Expenses for holding costs are charged to OREO expense as incurred.

Premises and Equipment

        Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Leasehold improvements are amortized over the terms of the respective leases. Depreciation is generally computed on a straight-line basis over the estimated useful life of each type of asset. Gains and losses on dispositions are reflected in current operations. Maintenance and repairs are charged to operating expenses.

Software

        Capitalized software is stated at cost, less accumulated amortization. Capitalized software includes purchased software and capitalizable application development costs associated with internally developed software. Amortization is computed on a straight-line basis and charged to expense over the estimated useful life of the software which is generally 5 years. Capitalized software is included in Premises and equipment, net in the consolidated balance sheets.

Goodwill and Intangibles

        The Company accounts for acquisitions using the purchase method of accounting. Under the purchase method, assets acquired and liabilities assumed are recorded at their estimated fair values at the date of acquisition. Management utilizes valuation techniques based on discounted cash flow analysis to determine these fair values. Any excess of the purchase price over amounts allocated to

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

acquired assets, including identifiable intangible assets, and liabilities assumed is recorded as goodwill. Intangible assets include core deposit intangibles and client advisory contract intangibles (combined, customer-relationship intangibles) originating from acquisitions of financial services firms. Core deposit intangibles are amortized over a range of four to eight years and client advisory contract intangibles are amortized over various periods ranging from 12 to 20 years. The weighted-average amortization period for the contract intangibles is 18.6 years.

        Goodwill and intangible assets are evaluated at least annually for impairment or more frequently if events or circumstances, such as changes in economic or market conditions, indicate that potential impairment exists. Goodwill is tested for impairment at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment for which discrete financial information is available and regularly reviewed by management. If the fair value of the reporting unit, including goodwill, is determined to be less than the carrying amount of the reporting unit, a further test is required to measure the amount of impairment. If an impairment loss exists, the carrying amount of the goodwill is adjusted to a new cost basis. Subsequent reversal of a previously recognized goodwill impairment loss is prohibited.

        Impairment testing of customer-relationship intangibles is performed at the individual asset level. Impairment exists when the carrying amount of an intangible asset is not recoverable and exceeds its fair value. The carrying amount of an intangible asset is not recoverable when the carrying amount of the asset exceeds the sum of undiscounted cash flows (cash inflows less cash outflows) associated with the use and/or disposition of the asset. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. The fair value of core deposit intangibles is determined using market-based core deposit premiums from recent deposit sale transactions. The fair value of client advisory contracts is based on discounted expected future cash flows. Management makes certain estimates and assumptions in determining the expected future cash flows from customer-relationship intangibles including account attrition, expected lives, discount rates, interest rates, servicing costs and other factors. Significant changes in these estimates and assumptions could adversely impact the valuation of these intangible assets. If an impairment loss exists, the carrying amount of the intangible asset is adjusted to a new cost basis. The new cost basis is amortized over the remaining useful life of the asset.

Private Equity Investments

        The Company has ownership interests in a limited number of private equity investments that are not publicly traded. These investments are carried at cost in the Other assets section of the consolidated balance sheets.

        Management reviews these investments quarterly for possible other-than-temporary impairment. This review includes consideration of the facts and circumstances associated with each investment, expectations for future cash flows and capital needs, the viability of the entity's business model and our exit strategy. If and when a decline in value occurs that is considered "other-than-temporary", the asset value would be reduced. The estimated loss would be recognized as a loss on other assets included in other noninterest income.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

Investment Fee Revenue

        Investment fee revenue consists of fees, commissions, and markups on securities transactions with clients and money market mutual fund fees.

International Services Income

        International services income includes foreign exchange fees, fees on commercial letters of credit and standby letters of credit, foreign collection and other fee income. International services fees are recognized when earned, except for the fees on commercial letters of credit and standby letters of credit which are deferred and recognized into income over the terms of the letters of credit.

Income Taxes

        The Company and its subsidiaries file a consolidated federal income tax return and also file income tax returns in various state jurisdictions. The provision for income taxes includes current and deferred income tax expense on net income adjusted for permanent and temporary differences such as affordable housing tax credits and interest income on state and municipal securities. Deferred tax assets and liabilities are recognized for the expected future tax consequences of existing temporary differences between the financial reporting and tax reporting basis of assets and liabilities, as well as for operating losses and tax credit carry forwards, using enacted tax laws and rates. On a quarterly basis, management evaluates deferred tax assets to determine if these tax benefits are expected to be realized in future periods. This determination is based on facts and circumstances, including the Company's current and future tax outlook. To the extent a deferred tax asset is no longer considered "more likely than not" to be realized, a valuation allowance is established.

        Accrued income taxes represent the estimated amounts due or received from the various taxing jurisdictions where the Company has established a business presence. The balance also includes a contingent reserve for potential taxes, interest and penalties related to uncertain tax positions. On a quarterly basis, management evaluates the contingent tax accruals to determine if they are sufficiently reserved based on a probability assessment of potential outcomes. The determination is based on facts and circumstances, including the interpretation of existing law, new judicial or regulatory guidance and the status of tax audits. If a tax position which was previously recognized on the financial statements is no longer "more likely than not" to be sustained upon a challenge from the taxing authorities, the tax benefit from the tax position will be derecognized. The Company recognizes accrued interest and penalties relating to uncertain tax positions as an income tax provision expense.

        From time to time, the Company engages in business strategies that may also have an effect on its tax liabilities. If the tax effects of a strategy are significant, the Company's practice is to obtain the opinion of advisors that the tax effects of such strategies should prevail if challenged.

Earnings per Common Share

        The Company calculates earnings per common share using the two-class method in accordance with FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, effective January 1, 2009 with retrospective application to all prior-period earnings per share data presented. Refer to Recently Issued or Proposed Accounting Pronouncements below. The two-class method requires the Company to present earnings per share as if all of the

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

earnings for the period are distributed to common shareholders and any participating securities, regardless of whether any actual dividends or distributions are made. Under FSP EITF 03-6-1, all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities. The Company grants restricted shares under a share-based compensation plan that qualify as participating securities. Restricted shares issued under the Company's share-based compensation plan are entitled to dividends at the same rate as common stock.

        Basic earnings per share are computed by dividing distributed and undistributed earnings available to common shareholders by the weighted average number of common shares outstanding for the period. Distributed and undistributed earnings available to common shareholders represent net income reduced by preferred stock dividends and distributed and undistributed earnings available to participating securities. Common shares outstanding include common stock and vested restricted stock awards. Diluted earnings per share reflect the assumed conversion of all potential dilutive securities. The adoption of the two class method resulted in a two-cent reduction in basic earnings per share in 2008, but had no impact to the diluted earnings per share for 2008. For 2007, basic earnings per share and diluted earnings per share were reduced by four cents and two cents, respectively. For 2006, basic earnings per share and diluted earnings per share were reduced by four cents and one cent, respectively.

Share-based Compensation Plans

        The Company accounts for stock options and restricted stock in accordance with FASB Statement No. 123 (revised), Share Based Payment ("SFAS 123R"). SFAS 123R requires the Company to measure the cost of employee services received in exchange for an award of equity instruments, such as stock options or restricted stock, based on the fair value of the award on the grant date. This cost must be recognized in the consolidated statements of income over the vesting period of the award.

        The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model into which the Company inputs its assumptions. The Company evaluates exercise behavior and values options separately for executive and non-executive employees. The Company uses historical data to predict option exercise and employee termination behavior. Expected volatilities are based on the historical volatility of the Company's stock. The expected term of options granted is derived from the actual historical exercise activity over the past 20 years and represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield is equal to the dividend yield of the Company's stock at the time of the grant. As a practice, the exercise price of the Company's stock option grants equals the closing market price of the Company's common stock on the date of the grant.

        The Company issues restricted stock awards which vest over a five-year period during which time the holder receives dividends and has full voting rights. Twenty-five percent of the restricted stock awards vest two years from the date of grant, then twenty-five percent vests on each of the next three consecutive grant anniversary dates. Restricted stock is valued at the closing price of the Company's stock on the date of award. The portion of the market value of the restricted stock related to the current service period is recognized as compensation expense.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

Derivatives and Hedging

        As part of its asset and liability management strategies, the Company uses interest-rate swaps to reduce cash flow variability and to moderate changes in the fair value of financial instruments. In accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended ("SFAS 133"), the Company recognizes derivatives as assets or liabilities on the consolidated balance sheets at their fair value. The treatment of changes in the fair value of derivatives depends on the character of the transaction.

        In accordance with SFAS 133, the Company documents its hedge relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction at the time the derivative contract is executed. This includes designating each derivative contract as either (i) a "fair value hedge" which is a hedge of a recognized asset or liability, (ii) a "cash flow hedge" which hedges a forecasted transaction or the variability of the cash flows to be received or paid related to a recognized asset or liability or (iii) an "undesignated hedge", a derivative contract not designated as a hedging instrument whose change in fair value is recognized directly in the consolidated statements of income. All derivatives designated as fair value or cash flow hedges are linked to specific hedged items or to groups of specific assets and liabilities on the balance sheet.

        Both at inception and at least quarterly thereafter, the Company assesses whether the derivatives used in hedging transactions are highly effective (as defined in SFAS 133) in offsetting changes in either the fair value or cash flows of the hedged item. Retroactive effectiveness is assessed, as well as the continued expectation that the hedge will remain effective prospectively.

        For cash flow hedges, in which derivatives hedge the variability of cash flows (interest payments) on loans that are indexed to U.S. dollar LIBOR or the Bank's prime interest rate, the effectiveness is assessed prospectively at the inception of the hedge, and prospectively and retrospectively at least quarterly thereafter.

        Ineffectiveness of the cash flow hedges is measured using the hypothetical derivative method described in Derivatives Implementation Group Issue G7, "Measuring the Ineffectiveness of a Cash Flow Hedge of Interest Rate Risk under Paragraph 30(b) When the Shortcut Method is not Applied." For cash flow hedges, the effective portion of the changes in the derivatives' fair value is not included in current earnings but is reported as Accumulated other comprehensive income (loss). When the cash flows associated with the hedged item are realized, the gain or loss included in Accumulated other comprehensive income (loss) is recognized on the same line in the consolidated statements of income as the hedged item, i.e., included in Interest income on loans and leases. Any ineffective portion of the changes of fair value of cash flow hedges is recognized immediately in Other noninterest income in the consolidated statements of income.

        For fair value hedges, the Company uses interest-rate swaps to hedge the fair value of certain certificates of deposits, subordinated debt and other long-term debt. The certificates of deposit are single maturity, fixed-rate, non-callable, negotiable certificates of deposit that pay interest only at maturity and contain no compounding features. The certificates cannot be redeemed early except in the case of the holder's death. The interest-rate swaps are executed at the time the deposit transactions are negotiated. The subordinated debt and other long-term debt consists of City National Bank 10-year subordinated notes with a face value of $150.0 million due on September 1, 2011, and City National

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

Corporation senior notes with a face value of $220.9 million due on February 15, 2013. Interest-rate swaps are structured so that all key terms of the swaps match those of the underlying deposit or debt transactions, therefore ensuring there is no hedge ineffectiveness at inception. The Company ensures that the interest-rate swaps meet the requirements for utilizing the short cut method in accordance with paragraph 68 of SFAS 133 and maintains appropriate documentation for each interest-rate swap. On a quarterly basis, fair value hedges are analyzed to ensure that the key terms of the hedged items and hedging instruments remain unchanged, and the hedging counterparties are evaluated to ensure that there are no adverse developments regarding counterparty default, thus ensuring continuous effectiveness. For fair value hedges, the effective portion of the changes in the fair value of derivatives is reflected in current earnings, on the same line in the consolidated statements of income as the related hedged item. For both fair value and cash flow hedges, the periodic accrual of interest receivable or payable on interest rate swaps is recorded as an adjustment to net interest income for the hedged items.

        The Company also offers various derivatives products to clients and enters into derivatives transactions in due course. These transactions are not linked to specific Company assets or liabilities in the balance sheet or to forecasted transactions in an accounting hedge relationship and, therefore, do not qualify for hedge accounting. They are carried at fair value with changes in fair value recorded as part of Other noninterest income in the consolidated statements of income. Fair values are determined from verifiable third-party sources that have considerable experience with the derivative markets. The credit component of the fair value of these derivative contracts is calculated using an internal model.

        The Company discontinues hedge accounting prospectively when (i) a derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item, (ii) a derivative expires or is sold, terminated or exercised, (iii) a derivative is un-designated as a hedge, because it is unlikely that a forecasted transaction will occur or (iv) the Company determines that designation of a derivative as a hedge is no longer appropriate. If a fair value hedge derivative instrument is terminated or the hedge designation removed, the previous adjustments to the carrying amount of the hedged asset or liability would be subsequently accounted for in the same manner as other components of the carrying amount of that asset or liability. For interest-earning assets and interest-bearing liabilities, such adjustments would be amortized into earnings over the remaining life of the respective asset or liability. If a cash flow derivative instrument is terminated or the hedge designation is removed, related amounts reported in other comprehensive income are reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings.

Recently Issued or Proposed Accounting Pronouncements

        During the year ended December 31, 2007, the following accounting pronouncements were issued with an effective date of January 1, 2009:

  •
  On December 4, 2007, the FASB issued FASB Statement No. 141(R) ("SFAS 141(R)"), Business Combinations and No. 160, Noncontrolling Interests in Consolidated Financial Statements ("SFAS 160"). SFAS 141(R) requires the acquiring entity in a business combination to recognize 100 percent of the assets acquired and liabilities assumed in the transaction; establishes acquisition date fair value as the measurement objective for the assets acquired and liabilities assumed; requires recognition of contingent consideration arrangements at their acquisition date fair values; and expands required disclosures regarding the nature and financial effect of the

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

    business combination. SFAS 141(R) also requires that acquisition-related costs be expensed when incurred. SFAS 160 requires that noncontrolling (minority) interests in subsidiaries be initially measured at fair value and classified as a separate component of equity in the consolidated financial statements. The Company reports noncontrolling interest in the mezzanine section of the balance sheet between liabilities and equity. Under SFAS 160, noncontrolling interests' share of subsidiary earnings are no longer recognized as an expense by the parent entity. SFAS 141(R) is effective for annual periods beginning after December 15, 2008, and will be adopted by the Company effective January 1, 2009. See Note 16, Noncontrolling Interest, for further discussion and application of SFAS 160.

        During the year ended December 31, 2008, the following accounting pronouncements were issued or became effective:

  •
  The Company adopted SFAS 157 effective January 1, 2008. SFAS 157 defines fair value for financial reporting purposes, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not require new fair value measurements, but does apply under other accounting pronouncements where fair value is required or permitted. The provisions of the statement are being applied prospectively. The Company was not required to record a transition adjustment upon adoption of the Statement.

  •
  On February 12, 2008, the FASB issued FASB Staff Position ("FSP") No. FAS 157-2, Effective Date of FASB Statement No. 157 ("FSP 157-2"). FSP 157-2 amends SFAS 157 to delay the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Examples of non-financial assets for the Company include goodwill and intangible assets associated with acquisitions. FSP 157-2 defers the effective date of SFAS 157 for items within its scope to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.

  •
  The Company adopted FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159") as of January 1, 2008. SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value on an instrument-by-instrument basis. Unrealized gains and losses on instruments for which the fair value option has been elected are reported in earnings at each subsequent reporting date. The objective of the Statement is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The Company has not elected the fair value option for any financial assets or liabilities previously reported at cost.

  •
  FSP FIN 39-1, which amends certain aspects of FASB Interpretation Number ("FIN") 39, Offsetting of Amounts Related to Certain Contracts—an interpretation of APB Opinion No. 10 and FASB Statement No. 105 ("FIN 39") became effective for the Company on January 1, 2008. The FSP amends paragraph 10 of FIN 39 to permit a reporting entity to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts, including amounts that approximate fair value, recognized for derivative instruments executed with the same counterparty under the same master netting arrangement. Derivative instruments permitted to be netted for the purposes of the FSP include those instruments that meet the definition of a derivative in SFAS 133,

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

    Accounting for Derivative Instruments and Hedging Activities, including those that are not included in the scope of SFAS 133. The FSP only impacts the presentation of the derivative's fair value and the related collateral on the balance sheet. From time to time the Company may require or accept cash collateral. As of December 31, 2008, the Company held no cash collateral from a counterparty. The Company has elected to offset fair value amounts recognized for derivative instruments (including interest receivable and payable) and the fair value amounts of the right to reclaim cash collateral or the obligation to return cash collateral arising from derivative instruments executed with the same counterparty under a master netting agreement.

  •
  Emerging Issues Task Force ("EITF") Issue No. 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards", that became effective for the Company on January 1, 2008, provides that realized income tax benefits from dividends or dividend equivalents that are charged to retained earnings and paid to employees for equity classified nonvested equity shares, nonvested equity share units, and outstanding equity share options are to be recognized as an increase to additional paid-in capital. The amount recognized in additional paid-in capital for the realized income tax benefit from dividends on those awards are to be included in the pool of excess tax benefits available to absorb tax deficiencies on share-based payment awards. The Company previously recognized tax benefits associated with dividend payments on unvested shares as a reduction of income tax expense. The change in accounting for these tax benefits under the EITF did not have a significant impact on the Company's financial statements.

  •
  On March 19, 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS 161"). The Statement expands disclosure requirements for derivative instruments and hedging activities. The new disclosures will address how derivative instruments are used, how derivatives and the related hedged items are accounted for under SFAS 133, how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. In addition, companies will be required to disclose the fair values of derivative instruments and their gains and losses in a tabular format. SFAS 161 is effective for fiscal years beginning after November 15, 2008.

  •
  On April 25, 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets ("FSP 142-3"). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). The intent of the FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141, Business Combinations, when the underlying arrangement includes renewal or extension terms. FSP 142-3 permits an entity to use its own assumptions, based on its historical experience, about the renewal or extension of an arrangement to determine the useful life of an intangible asset. These assumptions are to be adjusted for the entity-specific factors detailed in SFAS 142. FSP 142-3 is effective on a prospective basis for fiscal years beginning after December 15, 2008. The Company does not expect the adoption of FSP 142-3 to have a significant impact on its consolidated financial statements.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

  •
  In May 2008, the FASB issued FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 became effective on November 15, 2008, 60 days following approval by the Securities and Exchange Commission. Adoption of SFAS 162 did not have a material effect on the Company's financial statements.

  •
  In June 12, 2008, the FASB issued EITF No. 07-5, Determining Whether an Instrument is Indexed to an Entity's Own Stock ("EITF 07-5"). EITF 07-5 will replace the guidance in EITF Issue 01-6, The Meaning of Indexed to a Company's Own Stock, when it becomes effective for fiscal years beginning after December 15, 2008 (and interim periods within those fiscal years). Both Issues 01-6 and 07-5 require an entity to evaluate an instrument's contingency provisions and the factors that affect its ultimate settlement amount (i.e., the payoff to the holder) when determining whether the instrument is indexed to the entity's own stock. Adoption of EITF 07-5 is not expected to have a material impact on the Company's financial statements.

  •
  On September 12, 2008, the FASB issued FSP No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 ("the FSP"). The FSP expands disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance and cash flows of the sellers of credit derivatives. It also amends FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, to require additional disclosure about the current status of the payment/performance risk of a guarantee. Finally, the FSP clarifies the effective date of FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The provisions of the FSP that amend Statement 133 and FIN 45 are effective for reporting periods ending after November 15, 2008. The disclosures required by Statement 161 should be provided for any reporting period beginning after November 15, 2008. The Company does not expect the adoption of the FSP to have a material effect on its financial statements.

  •
  On October 10, 2008, the FASB issued FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset in a Market that is Not Active ("FSP 157-3"). FSP 157-3 clarifies the application of SFAS 157, Fair Value Measurements, in an inactive market. The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. The Company adopted FSP 157-3 effective September 30, 2008. Adoption of the FSP impacted the valuation of certain collateralized debt obligation securities for which the market has become inactive.

  •
  On November 13, 2008, the Task Force reached a consensus on the issues addressed in EITF issue 08-6, Equity Method Accounting Considerations ("EITF 08-6"). EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The EITF applies to all investments accounted for under the equity method and is effective in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The EITF is to be applied prospectively. The Company does not expect the adoption of EITF 08-6 to have a significant impact on its consolidated financial statements.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

  •
  On December 11, 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities about Transfers of Financial Assets and Interests in Variable Interest Entities. The FSP amends FAS 140 and FIN 46(R) to require additional disclosures regarding transfers of financial assets and interest in variable interest entities. The FSP is effective for reporting periods ending after December 15, 2008. Adoption of the FSP did not have an impact on the Company's financial statements.

  •
  On January 12, 2009, the FASB issued FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20 ("FSP 99-20-1"). FSP 99-20-1 amends EITF Issue No. 99-20, Recognition of Interest Income and Impairment of Purchased Beneficial Interests and Beneficial Interests That Continue to be Held by a Transferor in Securitized Financial Assets. FSP 99-20-1 eliminates the requirement that a holder's best estimate of cash flows be based upon those that a market participant would use. Instead the FSP requires that other-than-temporary impairment be recognized as a realized loss through earnings when it is probable there has been an adverse change in the holder's estimated cash flows from the cash flows previously projected, which is consistent with the impairment model in FASB Statement No. 115, Accounting for Investments in Debt and Equity Securities. The FSP is effective for interim and annual reporting periods ending after December 15, 2008. Retroactive application to a prior interim or annual reporting period is not permitted. Adoption of the FSP did not have a significant impact on the Company's financial statements.

  •
  In December 2008, the FASB issued proposed FSP FAS 107-a ("FSP 107-a"), Disclosures about Certain Financial Assets: An Amendment of FASB Statement No. 107, to increase the comparability of information about certain financial assets that have related economic characteristics but have different reporting measurement attributes. The proposed FSP would be effective for interim periods ending after March 15, 2009. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial application or in subsequent periods.

  •
  In February 2009, the FASB issued proposed FSP FAS 107-b and APB 28-a ("FSP 107-b"), Interim Disclosures about Fair Value of Financial Instruments. FSP 107 would amend FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. The proposed FSP would also amend APB opinion No. 28, Interim Financial Reporting, to require those disclosures in all interim financial statements. As proposed, FSP 107-b would be effective for interim and annual reporting periods ending after March 15, 2009, and does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, the proposed FSP would require comparative disclosures only for periods ending subsequent to initial adoption.

Note 2. Restrictions on Cash and Due from Banks

        Bank subsidiaries are required to maintain minimum average reserve balances with the Federal Reserve Bank. The amount of those reserve balances averaged approximately $51.9 million and $66.3 million during the year ended December 31, 2008 and December 31, 2007, respectively.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Acquisitions

        On February 28, 2007, the Company completed its acquisition of Business Bank Corporation ("BBC"), the parent of Business Bank of Nevada ("BBNV") and an unconsolidated subsidiary, Business Bancorp Capital Trust I, in a cash and stock transaction valued at $167 million. BBNV operated as a wholly owned subsidiary of City National Corporation until after the close of business on April 30, 2007, at which time it was merged into the Bank. BBC had assets of $496 million, loans of $395 million and deposits of $441 million on the date of acquisition. As a result of the BBC merger, the Company acquired certain loans for which there was, at the time of the merger, evidence of deterioration of credit quality since origination and for which it was probable that all contractually required payments would not be collected. These loans were accounted for in accordance with SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, which requires that purchased impaired loans be recorded at fair value as of the merger date. This resulted in an insignificant, $50,000 adjustment to goodwill.

        On May 1, 2007, the Corporation completed its acquisition of Lydian Wealth Management in an all-cash transaction. The investment advisory firm is headquartered in Rockville, Maryland and now manages or advises on client assets totaling $10.17 billion. Lydian Wealth Management changed its name to Convergent Wealth Advisors ("Convergent Wealth") and became a subsidiary of Convergent Capital Management LLC, the Chicago-based asset management holding company that the Company acquired in 2003. Convergent Wealth provides wealth management and advisory services to individuals and families with considerable investable assets and net worth. All of the senior executives of Convergent Wealth signed employment agreements and acquired a significant noncontrolling ownership interest in Convergent Wealth.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Fair Value Measurements

        A distribution of asset and liability fair values according to the fair value hierarchy at December 31, 2008 is provided in the table below. See Note 1 for a discussion of the Company's policies regarding this fair value hierarchy and valuation techniques.

		Fair Value Measurements at Reporting Date Using
(in thousands) Asset or Liability Measured at Fair Value	Balance as of December 31, 2008	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Measured on a Recurring Basis
Assets
Securities available-for-sale
Debt portfolio	$2,092,749	$46,197	$2,014,133	$32,419
Equity securities	52,121	52,121	—	—
Trading account securities	295,598	291,809	3,789	—
Mark-to-market derivatives (1)	67,487	4,635	62,852

Total assets at fair value	$2,507,955	$394,762	$2,080,774	$32,419

Liabilities
Mark-to-market derivatives (2)	$20,962	$3,972	$16,990	$—

Total liabilities at fair value	$20,962	$3,972	$16,990	$—

Measured on a Nonrecurring Basis
Assets
Collateral dependent impaired loans (3)	$84,588	$—	$84,588	$—
Other real estate owned (4)	12,713	—	12,713	—

Total assets at fair value	$97,301	$—	$97,301	$—

(1)
Reported in Other assets in the consolidated balance sheet.

(2)
Reported in Other liabilities in the consolidated balance sheet.

(3)
Impaired loans for which fair value was calculated using the collateral valuation method.

(4)
OREO balance of $11,388 in the consolidated balance sheet is net of estimated disposal costs.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Fair Value Measurements (Continued)

        The changes in Level 3 assets measured at fair value on a recurring basis are summarized in the following table:

Level 3 Assets Measured on a Recurring Basis

(in thousands)	Securities Available-for-Sale
Balance of recurring Level 3 assets at January 1, 2008	$32,977
Total gains or losses (realized/unrealized):
Included in earnings	(18,088)
Included in other comprehensive income	(5,392)
Purchases, sales, issuances and settlements, net	(2,855)
Transfers in and/or out of Level 3	25,777

Balance of recurring Level 3 assets at December 31, 2008	$32,419

        There were no purchases or sales of Level 3 assets during the period. The $18.1 million loss included in earnings relates to impairment losses recognized on collateralized debt obligation income notes. Refer to Note 5 for further discussion of impairment. The $25.8 million transfer in to Level 3 includes AAA-rated collateralized debt obligations for which the market is inactive. The fair values of these instruments are determined using an internal model based on assumptions, such as the yield that would be required by market participants, that are not observable in the market. Unrealized gains and losses on Level 3 assets are reported as a component of other comprehensive income in the consolidated balance sheets.

        FSP 157-2 issued on February 12, 2008, amends SFAS 157, to delay its effective date for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Therefore, the Company's goodwill and customer-relationship intangibles will be subject to the provisions of SFAS 157 effective January 1, 2009.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-for-Sale

        The following is a summary of amortized cost and estimated fair value for the major categories of securities available-for-sale:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2008
U.S. Treasury	$45,709	$488	$—	$46,197
Federal agency	29,939	241	—	30,180
CMOs	956,460	6,966	(88,341)	875,085
Mortgage-backed	644,594	10,206	(886)	653,914
State and municipal	404,787	9,729	(1,486)	413,030
Other	98,419	139	(24,215)	74,343

Total debt securities	2,179,908	27,769	(114,928)	2,092,749
Equity securities and mutual funds	59,276	1,154	(8,309)	52,121

Total securities	$2,239,184	$28,923	$(123,237)	$2,144,870

December 31, 2007
U.S. Treasury	$45,106	$122	$—	$45,228
Federal agency	50,996	113	(67)	51,042
CMOs	1,041,692	742	(14,995)	1,027,439
Mortgage-backed	822,193	1,018	(15,677)	807,534
State and municipal	391,790	4,486	(821)	395,455
Other	65,437	409	(1,869)	63,977

Total debt securities	2,417,214	6,890	(33,429)	2,390,675
Equity securities and mutual funds	67,689	4,728	(437)	71,980

Total securities	$2,484,903	$11,618	$(33,866)	$2,462,655

        Gross realized gains related to the sale of securities available-for-sale were $2.6 million, $2.9 million and $11.1 million during 2008, 2007 and 2006, respectively. Gross realized losses were $4.1 million, $4.3 million and $15.6 million during 2008, 2007 and 2006, respectively. The $1.5 million net loss on the sale of securities in 2008 primarily relates to the sale of equity securities. Proceeds from sales of securities were $103.6 million, $196.3 million and $527.6 million in 2008, 2007 and 2006, respectively.

Impairment Assessment

        Impairment exists when the fair value of a security is less than its cost. Cost includes adjustments made to the cost basis of a security for accretion, amortization and previous other-than-temporary impairments. The Company performs a quarterly assessment of the debt and equity securities in its investment portfolio that have an unrealized loss to determine whether the decline in the fair value of these securities below their cost is other-than-temporary. Impairment is considered other-than-temporary when it becomes probable that the Company will be unable to recover the cost of an investment. The Company's impairment assessment takes into consideration factors such as the length of time and the extent to which the market value has been less than cost; the financial condition

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-for-Sale (Continued)

and near-term prospects of the issuer including events specific to the issuer or industry; defaults or deferrals of scheduled interest, principal or dividend payments; external credit ratings and recent downgrades; and the Company's intent and ability to hold the security for a period of time sufficient to allow for a recovery in fair value. If a decline in fair value is judged to be other than temporary, the cost basis of the individual security is written down to fair value which then becomes the new cost basis. The amount of the write down is included in Impairment loss on securities in the consolidated statements of income. The new cost basis is not adjusted for subsequent recoveries in fair value, if any.

Securities Deemed to be Other-Than-Temporarily Impaired

        Through the impairment assessment process, the Company determined that the investments discussed below were other-than-temporarily impaired at December 31, 2008. The Company recorded a $49.3 million impairment loss on available-for-sale securities in 2008. No impairment losses were recorded in 2007 and 2006.

	For the year ended December 31,
(in thousands) Impairment Losses on Other-Than-Temporarily Impaired Securities
	2008	2007	2006
Collateralized debt obligation income notes	$18,088	$—	$—
Equity securities and mutual funds	31,192	—	—

Total	$49,280	$—	$—

Collateralized Debt Obligation Income Notes

        The cost basis of the collateralized debt obligation income notes ("CDO Notes") was $11.7 million as of December 31, 2008. The CDO Notes are the non-rated first loss absorption tranche in a multi-class, cash flow collateralized bond obligation backed by a collection of Trust Preferred securities issued by financial institutions. The notes represent ownership of all residual cash flows from the asset pools after all fees have been paid and debt issues have been serviced. CDO Notes are collateralized by debt securities with stated maturities and are therefore reported as debt securities in the consolidated balance sheets. The market for CDO Notes has become increasingly inactive since the fourth quarter of 2007 with no visible trade activity in the past 6 months. The valuation of these securities requires substantial judgment and estimation of the factors used in the cash flow model that are not currently observable in the market. CDO Notes are classified as Level 3 in the fair value hierarchy. Refer to Note 4 for further discussion of fair value.

        The Company recorded an $18.1 million impairment loss in 2008 on its investments in CDO Notes. The fair value of these securities was determined using an internal discounted cash flow model that incorporates the Company's assumptions about risk-adjusted discount rates, prepayment expectations, projected cash flows and collateral performance. The Company considered a number of factors in determining the discount rate used in the valuation model including the implied rate of return at the last date the market for CDO Notes and similar securities was active, rates of return that market participants would consider in valuing the securities and indicative quotes from dealers. The Company determined that 25 percent is the appropriate rate to apply in discounting the projected cash flows of its CDO Notes.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-for-Sale (Continued)

Perpetual Preferred Stock

        The cost basis of the perpetual preferred stock is $1.8 million at December 31, 2008. The Company recorded a $21.9 million impairment loss in 2008 on its investment in perpetual preferred stock issued by the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. The action taken by the Federal Housing Finance Agency on September 7, 2008 placing these Government-Sponsored Agencies into conservatorship and eliminating the dividends on their preferred shares led to the Company's determination that these securities are other-than-temporarily impaired.

Equity Securities and Mutual Funds

        The cost basis of available-for-sale equity securities and mutual funds, excluding perpetual preferred stock, is $57.5 million at December 31, 2008. Of that amount, $17.8 million relate to fixed income funds and $39.7 million relate primarily to equity securities and equity mutual funds. The Company recorded a $9.3 million impairment loss in 2008 on its investments in equity securities and mutual funds. The fair value of these securities is based on observable market prices. Overall, the fair value of many of the securities held has declined in recent months. The Company attributes most of the decline to recent significant market volatility and believes that current valuations are not indicative of the underlying value of these investments. Securities have been determined to be other-than-temporarily impaired based on the magnitude and duration of the decline in fair value below cost, the likelihood of recovery and other qualitative factors specific to the individual securities.

        The following table provides a summary of the gross unrealized losses and fair value of investment securities that are not deemed to be other-than-temporarily impaired aggregated by investment category and length of time that the securities have been in a continuous unrealized loss position as of December 31, 2008:

	Less than 12 months		12 months or greater		Total
(in thousands)	Fair Value	Estimated Unrealized Loss	Fair Value	Estimated Unrealized Loss	Fair Value	Estimated Unrealized Loss
CMOs	$202,032	$50,742	$173,859	$37,599	$375,891	$88,341
Mortgage-backed	63,634	719	12,925	167	76,559	886
State and municipal	39,974	1,275	4,769	211	44,743	1,486
Other	43,844	17,661	25,910	6,554	69,754	24,215

Total debt securities	349,484	70,397	217,463	44,531	566,947	114,928
Equity securities and mutual funds	36,129	8,309	—	—	36,129	8,309

Total securities	$385,613	$78,706	$217,463	$44,531	$603,076	$123,237

        At December 31, 2008, total securities available-for-sale had a fair value of $2.14 billion, which included the temporarily impaired securities of $603.1 million in the table above. The remaining securities in the portfolio had a fair value of $1.54 billion, which included an unrealized gain of $28.9 million. As of December 31, 2008, the Company had 109 debt securities in an unrealized loss position, including 29 CMO securities, 10 mortgage-backed securities, 55 state and municipal securities and 15 other debt securities. As of December 31, 2008, the Company had 2,012 equity securities and 5

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-for-Sale (Continued)

mutual funds in an unrealized loss position. The largest component of the unrealized loss at December 31, 2008 was $88.3 million and related to collateralized mortgage obligations. The Company monitors the performance of the mortgages underlying these bonds. Although there has been some deterioration in collateral performance, the Company only holds the most senior tranches of each issue which provides protection against defaults. The Company attributes the unrealized loss on CMOs held largely to the current absence of liquidity in the credit markets and not to deterioration in credit quality. These securities remain highly rated by the rating agencies. The Company expects to receive all contractual principal and interest payments due on its debt securities and has the ability and intent to hold these investments until their fair value recovers or until maturity. The mortgages in these asset pools are relatively large and have been made to borrowers with strong credit history and significant equity invested in their homes. They are well diversified geographically. Nonetheless, significant further weakening of economic fundamentals coupled with significant increases in unemployment and substantial deterioration in the value of high end residential properties could extend distress to this borrower population. This could increase default rates and put additional pressure on property values. Should these conditions occur, the value of these securities could decline and trigger the recognition of an other-than-temporary impairment charge.

        Other debt securities includes the Company's investments in highly rated corporate debt and collateralized bond obligations backed by Trust Preferred Securities ("CDOs") issued by a geographically diverse pool of small- and medium-sized financial institutions. Liquidity pressures in 2008 caused a general decline in the value of corporate debt. Of the CDOs held at December 31, 2008, approximately 80% are the most senior tranches of each issue. CDO Notes that receive the residual cash flows from the asset pools comprise the remaining holdings. Refer to Collateralized Debt Obligation Income Notes above. The market for CDOs was inactive in 2008. The fair values of these securities were determined using an internal pricing model that incorporates assumptions about discount rates in an illiquid market, projected cash flows and collateral performance. The Company attributes the $24.2 million unrealized loss on CDOs at December 31, 2008 to the illiquid credit markets. The senior notes have collateral that exceeds the outstanding debt by over 35% and are rated AAA by the rating agencies. Security valuations reflect the current and prospective performance of the issuers whose debt is contained in these asset pools. The Company expects to receive all contractual principal and interest payments due on its CDOs and has the ability and intent to hold these investments until their fair value recovers or until maturity.

        The Company's evaluation of equity securities and mutual funds for other-than-temporary impairment included consideration of issuer specific factors and the length of time and extent to which fair value has been less than cost. The $8.3 million unrealized loss on equity securities and mutual funds at December 31, 2008 has existed for less than six months. The Company attributes the unrealized loss to the current conditions in the financial markets that have negatively impacted equity valuations rather than to specific issuer circumstances. The DJIA and S&P 500 market indices decreased by approximately 34% and 38%, respectively, in 2008. The Company has the ability to hold these securities until their value recovers, however, continued declines in equity market valuations could result in additional impairment losses in a future reporting period.

        The Company does not consider the debt and equity securities in the above table to be other than temporarily impaired at December 31, 2008.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-for-Sale (Continued)

        The following table provides a summary of the gross unrealized losses and fair value of investment securities that are not deemed to be other-than-temporarily impaired aggregated by investment category and length of time that the securities have been in a continuous unrealized loss position as of December 31, 2007:

	Less than 12 months		12 months or greater		Total
(in thousands)	Fair Value	Estimated Unrealized Loss	Fair Value	Estimated Unrealized Loss	Fair Value	Estimated Unrealized Loss
Federal agency	$—	$—	$30,933	$67	$30,933	$67
CMOs	51,989	279	875,376	14,432	927,365	14,711
Mortgage-backed	11,398	10	712,749	15,951	724,147	15,961
State and municipal	37,978	232	68,201	589	106,179	821
Other	22,781	1,328	8,220	541	31,001	1,869

Total debt securities	124,146	1,849	1,695,479	31,580	1,819,625	33,429
Equity securities and mutual funds	17,654	437	—	—	17,654	437

Total securities	$141,800	$2,286	$1,695,479	$31,580	$1,837,279	$33,866

        At December 31, 2007, total securities available-for-sale had a fair value of $2.46 billion, which included temporarily impaired securities of $1.84 billion in the table above. The remaining securities in the portfolio had a fair value of $625.4 million, which included an unrealized gain of $11.6 million.

        The following table provides the expected remaining maturities of debt securities included in the securities portfolio at December 31, 2008, except for mortgage-backed securities which are allocated according to their average expected maturities. Average expected maturities will differ from contractual maturities because mortgage debt issuers may have the right to repay obligations prior to contractual maturity.

Debt Securities Available-for-Sale

(in thousands)	One year or less	Over 1 year thru 5 years	Over 5 years thru 10 years	Over 10 years	Total
U.S. Treasury	$46,197	$—	$—	$—	$46,197
Federal Agency	30,180	—	—	—	30,180
CMOs	35,597	659,713	179,775	—	875,085
Mortgage-backed	5,141	504,055	112,531	32,187	653,914
State and Municipal	31,858	147,796	170,524	62,852	413,030
Other	—	14,967	51,672	7,704	74,343

Total debt securities	$148,973	$1,326,531	$514,502	$102,743	$2,092,749

Amortized cost	$166,059	$1,349,326	$560,748	$103,775	$2,179,908

        Securities available-for-sale totaling $1.28 billion were pledged to secure trust funds, public deposits, repurchase agreements, or for other purposes required or permitted by law at December 31, 2008.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-for-Sale (Continued)

        Interest income on available-for-sale securities is comprised of: (i) taxable interest income of $86.1 million, $105.8 million and $133.1 million for the years ended December 31, 2008, 2007, and 2006, respectively, (ii) nontaxable interest income of $15.1 million, $15.1 million and $13.6 million for the years ended December 31, 2008, 2007, and 2006, respectively, and (iii) dividend income of $3.2 million, $1.6 million and $2.2 million for the years ended December 31, 2008, 2007, and 2006, respectively.

Note 6. Federal Home Loan Bank and Federal Reserve Bank Stock

        The Company had $54.2 million and $48.8 million outstanding in government agency stock at December 31, 2008 and 2007, respectively. The Company records its investment in the stock of these government agencies at cost.

Note 7. Loans, Allowance for Loan and Lease Losses, and Reserve for Off-Balance Sheet Credit Commitments

        The following is a summary of the major categories of loans:

	December 31,
(in thousands)	2008	2007
Commercial	$4,433,755	$4,193,436
Residential mortgages	3,414,868	3,176,322
Commercial real estate mortgages	2,184,688	1,954,539
Real estate construction	1,252,034	1,429,761
Equity lines of credit	635,325	432,513
Installment loans	173,779	178,195
Lease financing	349,810	265,872

Total loans and leases	$12,444,259	$11,630,638

        The loan amounts above include net unamortized fees and costs of $6.8 million and $7.2 million as of December 31, 2008 and 2007, respectively.

        In the normal course of business, the Bank makes loans to executive officers and directors as well as loans to companies and individuals affiliated with or guaranteed by officers and directors of the Company and the Bank. These loans were made in the ordinary course of business at rates and terms no more favorable than those offered to others with a similar credit standing. The aggregate dollar amounts of these loans were $55.7 million and $33.2 million at December 31, 2008 and 2007, respectively. During 2008, new loans and advances totaled $53.9 million and repayments totaled $31.4 million. Interest income recognized on these loans amounted to $2.6 million, $4.4 million and $0.5 million during 2008, 2007, and 2006, respectively. At December 31, 2008, none of these loans was past due or on nonaccrual status. Based on analysis of information presently known to management about the loans to officers and directors and their affiliates, management believes all have the ability to comply with the present loan repayment terms.

        The Company has no residential mortgage loans with high LTVs (as defined in FDICIA as greater than 90 percent), loans with option ARM terms, as defined in SOP 94-6-1, Terms of Loan Products that May Give Rise to Concentration of Credit Risk, or that allow for negative amortization. The Company

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Loans, Allowance for Loan and Lease Losses, and Reserve for Off-Balance Sheet Credit Commitments (Continued)

does offer interest-only loans. As of December 31, 2008 there were interest-only residential mortgages totaling approximately $873.7 million and home equity lines of credit totaling approximately $635.3 million. As of December 31, 2007, there were interest-only residential mortgages totaling approximately $612.9 million and home equity lines of credit totaling approximately $432.5 million.

        The Company's lending activities are predominantly in California, and to a lesser extent, New York and Nevada. Concentrations of credit risk arise when a number of clients are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions. Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio and credit performance depends on the economic stability of Southern California. Credit performance also depends, to a lesser extent, on economic conditions in the San Francisco Bay area, New York and Nevada.

        Loans past due 90 days or more and still accruing interest were $663,000, $1,000 and $337,000 as of December 31, 2008, 2007 and 2006, respectively. There were no restructured loan balances at December 31, 2008, 2007, or 2006.

        The allowance for loan and lease losses and the reserve for off-balance sheet credit commitments are significant estimates that can and do change based on management's process in analyzing the loan and commitment portfolios and on management's assumptions about specific borrowers and applicable economic and environmental conditions, among other factors. The allowance for loan and lease losses and the reserve for off-balance sheet credit commitments which provide for the risk of losses inherent in the credit extension process, are increased by the provision for credit losses charged to operating expense and allowances acquired through acquisitions. The allowance for loan and lease losses is decreased by the amount of charge-offs, net of recoveries. There is no exact method of predicting specific losses or amounts that ultimately may be charged off on particular segments of the loan portfolio.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Loans, Allowance for Loan and Lease Losses, and Reserve for Off-Balance Sheet Credit Commitments (Continued)

        The following is a summary of activity in the allowance for loan and lease losses and reserve for off-balance sheet credit commitments:

	Year ended December 31,
(in thousands)	2008	2007	2006
Allowance for loan and lease losses
Balance, beginning of the year	$168,523	$155,342	$153,983
Provision for credit losses	127,000	20,000	(610)
Transfers to reserve for off-balance sheet credit commitments	(2,999)	(2,855)	(828)
Allowance of acquired institution	—	4,513	—
Charge-offs	(71,022)	(14,231)	(8,171)
Recoveries	2,544	5,754	10,968

Net loans (charged-off)/recovered	(68,478)	(8,477)	2,797

Balance, end of year	$224,046	$168,523	$155,342

Reserve for off-balance sheet credit commitments
Balance, beginning of the year	$19,704	$16,424	$15,596
Recovery of prior charge-off	—	(67)	—
Provision for credit losses/transfers	2,999	2,855	828
Reserve of acquired institution	—	492	—

Balance, end of the year	$22,703	$19,704	$16,424

        The following is a summary of nonaccrual loans and related interest foregone:

	December 31,
(in thousands)	2008	2007	2006
Nonaccrual loans	$211,142	$75,561	$20,883

Contractual interest due	$7,570	$3,776	$2,522
Interest collected and applied to principal	2,356	1,423	1,145

Net interest foregone	$5,214	$2,353	$1,377

        At December 31, 2008, there were $204.5 million of impaired loans included in nonaccrual loans, with an allowance allocation of $25.6 million. Impaired loans with an allocated allowance were $80.7 million and impaired loans without an allocated allowance were $123.8 million. The remaining $6.6 million of nonaccrual loans at December 31, 2008 are loans under $500,000 that are not individually evaluated for impairment. Impaired loans with commitments of less than $500,000 are aggregated for the purpose of measuring impairment using historical loss factors as a means of measurement. On a comparable basis, at December 31, 2007, there were $71.4 million of impaired loans which had an allowance of $8.4 million allocated to them. At December 31, 2007, impaired loans with an allocated allowance were $24.7 million and impaired loans without an allocated allowance were $46.7 million. For 2008, 2007, and 2006, the average balances of all impaired loans were $139.6 million, $33.7 million, and $14.4 million, respectively. During 2008, 2007, and 2006, no interest income was recognized on impaired loans until the principal balances of these loans were paid off.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Loans, Allowance for Loan and Lease Losses, and Reserve for Off-Balance Sheet Credit Commitments (Continued)

        The Company has pledged eligible residential first mortgages, equity lines of credit and commercial loans totaling $4.22 billion as collateral for its borrowing facility at the Federal Home Loan Bank of San Francisco.

Other Real Estate Owned

        The Company had an OREO balance of $11.4 million at December 31, 2008. In comparison, the Company had no OREO at December 31, 2007. During 2008, the Company sold OREO properties with a carrying value of $12.6 million for a net loss of $0.2 million. There were no OREO sales during the year ended December 31, 2007.

Note 8. Premises and Equipment

        The following is a summary of data for the major categories of premises and equipment:

(in thousands)	Cost	Accumulated Depreciation And Amortization	Carrying Value	Range of Lives
December 31, 2008
Premises, including land of $3,586	$136,391	$74,381	$62,010	0 to 39 years
Furniture, fixtures and equipment	155,740	119,250	36,490	3 to 10 years
Software	75,152	42,358	32,794	5 years

Total	$367,283	$235,989	$131,294

December 31, 2007
Premises, including land of $3,586	$127,211	$67,296	$59,915	0 to 39 years
Furniture, fixtures and equipment	146,081	109,362	36,719	3 to 10 years
Software	59,134	37,701	21,433	5 years

Total	$332,426	$214,359	$118,067

        Depreciation and amortization expense was $22.2 million in 2008, $20.9 million in 2007, and $19.1 million in 2006. Net rental payments on operating leases included in Net occupancy of premises in the consolidated statements of income were $41.8 million in 2008, $36.3 million in 2007, and $33.7 million in 2006.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Premises and Equipment (Continued)

        The future net minimum rental commitments were as follows at December 31, 2008:

(in thousands)	Net Minimum Rental Commitments
2009	$32,165
2010	30,658
2011	29,583
2012	26,060
2013	22,124
Thereafter	92,638

$233,228

        The rental commitment amounts in the table above reflect the contractual obligations of the Company under all leases. Lease obligations related to acquisitions have been adjusted to current market values through purchase accounting adjustments. The allowance thus created is being accreted over the terms of the leases and reduces the total expense recognized by the Company in its operating expenses. At December 31, 2008, the Company is contractually entitled to receive minimum future rentals of $5.9 million under non-cancelable sub-leases with terms through 2038.

        A majority of the leases provide for the payment of taxes, maintenance, insurance, and certain other expenses applicable to the leased premises. Many of the leases contain extension provisions and escalation clauses.

Note 9. Income Taxes

        Income taxes (benefits) in the consolidated statements of income include the following amounts:

(in thousands)	Current	Deferred	Total
2008
Federal	$90,631	$(58,541)	$32,090
State	34,881	(19,566)	15,315

Total	$125,512	$(78,107)	$47,405

2007
Federal	$103,372	$(5,012)	$98,360
State	33,751	(1,451)	32,300

Total	$137,123	$(6,463)	$130,660

2006
Federal	$101,138	$(1,388)	$99,750
State	32,787	826	33,613

Total	$133,925	$(562)	$133,363

        The Company had income taxes payable of $1.0 million and $14.3 million as of December 31, 2008 and 2007, respectively, and income taxes receivable of $19.2 million as of December 31, 2006.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are presented below:

	December 31,
(in thousands)	2008	2007
Deferred tax assets:
Allowance for credit losses	$132,041	$78,118
Accrued expenses	28,552	26,753
Depreciation	8,515	5,911
Unrealized gains on cash flow hedges	(4,232)	(1,890)
Unrealized losses on available-for-sale securities	38,811	9,195
Share-based compensation	10,887	10,885
Basis difference in investments	29,217	5,319
Other	10,198	6,396

Total gross deferred tax assets	253,989	140,687
Deferred tax liabilities:
Core deposit and other intangibles	5,641	8,516
State income taxes	2,949	(3,721)
Deferred loan origination costs	4,910	2,368
Prepaid expenses	1,012	1,287
Other	12,623	2,834

Total gross deferred tax liabilities	27,135	11,284

Net deferred tax assets	$226,854	$129,403

        The tax benefit of deductible temporary differences and tax carry forwards are recorded as an asset to the extent that management assesses the utilization of such temporary differences and carry forwards to be "more likely than not." As of any period end, the amount of the deferred tax asset that is considered realizable could be reduced if estimates of future taxable income are reduced. Management expects to have sufficient taxable income in future years to fully realize the deferred tax assets recorded at December 31, 2008, and has determined that a valuation reserve is not required for any of its deferred tax assets.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Income Taxes (Continued)

        Income taxes resulted in effective tax rates that differ from the statutory federal income tax rate for the following reasons:

	Percent of Pretax Income (Loss)
	2008	2007	2006
Statutory rate	35.0%	35.0%	35.0%
Net state income tax	5.5	5.8	6.0
Tax exempt income	(5.6)	(2.3)	(2.2)
Affordable housing investments	(2.5)	(0.8)	(1.3)
All other, net	(2.3)	(1.6)	(1.7)

Effective tax rate	30.1%	36.1%	35.8%

        The effective tax rate for the current and prior periods reflects the adoption of SFAS 160 at January 1, 2009. SFAS 160 does not change the accounting for income taxes but it does change the presentation of income taxes in the consolidated financial statements. Noncontrolling interests' share of subsidiary earnings is no longer recognized as an expense in the computation of consolidated net income. A decline in the effective tax rate occurs because consolidated net income includes earnings allocable to the noncontrolling interest for which no tax expense is provided. The guidance requires that prior periods presented be restated retrospectively.

        The Internal Revenue Service ("IRS") completed its audits of the Company for the tax years 2002-2007 resulting in no material financial statement impact. The Company is currently being audited by the IRS for the 2008 year and by the California Franchise Tax Board for the years 1998-2004. The potential financial statement impact, if any, resulting from completion of these audits cannot be determined at this time.

        From time to time, there may be differences in opinions with respect to the tax treatment accorded transactions. If a tax position which was previously recognized on the financial statements is no longer "more likely than not" to be sustained upon a challenge from the taxing authorities, the tax benefit from the tax position will be derecognized. As of December 31, 2008, the Company does not have any tax positions which dropped below a "more likely than not" threshold.

        The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. Upon adoption, the Company recognized a cumulative effect adjustment of approximately $28.0 million, comprising a $25.2 million increase to its tax liability and $2.8 million increase in accrued interest. The adjustment was recorded as a charge to January 1, 2007

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Income Taxes (Continued)

retained earnings and the contingent tax reserve. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)	2008	2007
Balance, beginning of the year	$15,943	$15,416
Additions based on tax positions related to the current year	—	433
Additions for tax positions of prior years	2,928	1,743
Reductions for tax positions of prior years	(1,201)	(44)
Settlements	(6,037)	(1,605)

Balance, end of the year	$11,633	$15,943

        As of December 31, 2008 and 2007, the total tax liabilities associated with unrecognized tax benefits that, if recognized, would impact the effective tax rate is $2.2 million and $10.8 million, respectively.

        The Company recognizes accrued interest and penalties related to unrecognized tax benefits as an income tax provision expense. The Company recognized approximately $1.7 million and $1.3 million of interest and penalties expense for the years ended December 31, 2008 and 2007, respectively. The Company had approximately $6.3 million and $7.8 million of accrued interest and penalties as of December 31, 2008 and 2007, respectively.

Note 10. Goodwill and Intangibles

        The following table summarizes the Company's goodwill and other intangible assets as of December 31, 2008 and December 31, 2007:

(in thousands)	December 31, 2007	Additions	Reductions	December 31, 2008
Goodwill	$486,461	$9,808	$(2,870)	$493,399
Accumulated amortization	(33,981)	—	—	(33,981)

Net goodwill	$452,480	$9,808	$(2,870)	$459,418

Customer-Relationship Intangibles
Core deposit intangibles	$47,127	$—	$—	$47,127
Accumulated amortization	(29,999)	(5,729)	—	(35,728)
Client advisory contracts	59,360	—	(20,698)	38,662
Accumulated amortization	(8,841)	(3,541)	2,940	(9,442)

Net intangibles	$67,647	$(9,270)	$(17,758)	$40,619

        During 2008, the Company recorded a purchase accounting adjustment related to its May 2007 acquisition of Convergent Wealth that resulted in a reclassification of $9.3 million from client advisory contract intangibles to goodwill. There was a corresponding reduction in accumulated amortization of $0.9 million. Additionally, goodwill increased due to contingent consideration related to the acquisition of Independence Investments in accordance with the terms of the purchase agreement. The reduction in goodwill includes a $2.1 million purchase accounting adjustment related to the February 2007 acquisition of BBNV.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Goodwill and Intangibles (Continued)

        In addition to the Convergent Wealth adjustment discussed above, client advisory contract intangibles and accumulated amortization were reduced by $11.4 million and $2.0 million, respectively, due to an impairment write down related to a wealth management affiliate. Refer to Impairment Assessment below. Additions to accumulated amortization on customer-relationship intangibles reflect recurring amortization net of the $0.9 million adjustment related to Convergent Wealth. Customer relationship intangibles are amortized over their estimated lives. At December 31, 2008, the estimated aggregate amortization of intangibles for the years 2009 through 2013 is $6.2 million, $5.8 million, $5.3 million, $3.2 million, and $2.8 million, respectively.

Impairment Assessment

        Management completed an assessment of goodwill and intangibles for impairment during the fourth quarter of 2008. The goodwill assessment was completed at a reporting unit level. Fair values were determined using methods consistent with current industry practices for valuing similar types of companies. A market multiple of net income was used to value the Bank reporting unit. The fair values of the wealth management affiliates were largely based on multiples of distributable revenue. Based upon the analysis performed, the fair values of the reporting units exceeded their carrying value (including goodwill); therefore, management concluded that no impairment of goodwill existed at December 31, 2008. In light of the recent continuing decline in the stock market performance of financial services companies, including many whose book value per share substantially exceeds the quoted market price per share, management believes it will be necessary to continue to evaluate goodwill for impairment on a quarterly basis. Should such declines continue and recent market and economic conditions persist, it is possible that a future conclusion could be reached that all or a portion of the Company's goodwill was impaired, in which case a non-cash charge for the amount of such impairment would be recorded in operations. Such a charge, if any, would have no impact on tangible capital and would not affect the Company's "well-capitalized" designation.

        The assessment of customer-relationship intangibles for impairment was completed at the individual asset level. The fair value of core deposit intangibles was determined using market-based core deposit premiums from recent deposit sale transactions. The fair value of core deposit intangibles exceeded their carrying amount at December 31, 2008. For client advisory contract intangibles recorded by the wealth management affiliates, the undiscounted projected future cash flows associated with the client contracts was compared to their carrying value to determine whether there was impairment. It was determined that the contract intangible for one wealth management affiliate was impaired due to the loss of client contracts, including the loss of a significant amount of assets managed for the prior owner of the affiliate, as well as a significant decrease in the market value of assets under management. This contract intangible was written down by $9.4 million to zero at December 31, 2008. The impairment loss is recognized in Amortization of intangibles in the consolidated income statements. Management concluded that no other impairment of customer-relationship intangibles existed at December 31, 2008.

Note 11. Retirement Plans

        The Company has a profit sharing retirement plan with an Internal Revenue Code Section 401(k) feature covering eligible employees. Employer contributions are made on an annual basis into a trust fund and are allocated to the participants based on their salaries. The profit sharing contribution requirement is based on a percentage of annual operating income subject to a percentage of salary cap.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Retirement Plans (Continued)

For 2008, 2007, and 2006, the Company recorded total contributions expense of $16.2 million, $15.6 million, and $12.8 million, respectively.

        Eligible employees may contribute up to 50 percent of their salary to the 401(k) plan, but not more than the maximum allowed under Internal Revenue Service regulations. The Company matches 50 percent of the first 6 percent of covered compensation. For 2008, 2007, and 2006, the Company's matching contribution included in the total contribution above was $4.8 million, $3.5 million, and $3.1 million, respectively.

        During 2002, a Supplemental Executive Retirement Plan ("SERP") was created for one of the officers of the Company. The SERP meets the definition of a pension plan, per FASB Statement No. 87, Employers' Accounting for Pensions. The Company applies FASB Statement No. 158, Accounting for Defined Benefit Pension and Other Postretirement Plans ("SFAS 158"), in accounting for the SERP. At December 31, 2008, there was a $4.2 million unfunded pension liability. Total pension expense in each of the years ending December 31, 2008, 2007, and 2006 was $0.5 million, $0.8 million, and $0.8 million, respectively.

        There is also a SERP covering three former executives of the Pacific Bank, which the Company acquired in 2000. At December 31, 2008, there was a $2.3 million unfunded pension liability for this SERP. Total pension expense was $0.2 million in each of the years ending December 31, 2008, 2007, and 2006.

        The Company does not provide any other post-retirement employee benefits beyond the profit sharing retirement plan and the SERPs.

Note 12. Share-Based Compensation Plans

        The Company applies SFAS 123R in accounting for share-based compensation plans. The Company uses a Black-Scholes model to determine share-based compensation expense.

        On December 31, 2008, the Company had one share-based compensation plan, the City National Corporation 2008 Omnibus Plan (the "Plan"), which was approved by the Company's shareholders on April 23, 2008. No new awards will be granted under predecessor plans. A description of the Plan is provided below. The compensation cost that has been recognized for all share-based awards was $14.7 million, $13.9 million and $12.3 million for 2008, 2007 and 2006, respectively. The Company received $20.5 million and $25.9 million in cash for the exercise of stock options during 2008 and 2007, respectively. The tax benefit recognized in equity for share-based compensation arrangements was $2.9 million and $5.0 million for the years ending December 31, 2008 and December 31, 2007, respectively.

Share-based Compensation Plan

        The Plan permits the grant of stock options, restricted stock, restricted stock units, performance shares, performance share units, performance units and stock appreciation rights, or any combination thereof, to the Company's eligible employees and non-employee directors. No grant of performance shares, performance share units, performance units or stock appreciation rights had been made as of December 31, 2008. The purpose of the Plan is to promote the success of the Company by providing an additional means to attract, motivate, retain and reward key employees of the Company with awards and incentives for high levels of individual performance and improved financial performance of the

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Share-Based Compensation Plans (Continued)

Company, and to link non-employee director compensation to shareholder interest through equity grants. Stock option awards are granted with an exercise price equal to the market price of the Company's stock at the date of grant. These awards vest in four years and have 10-year contractual terms. Restricted stock awards granted under the Plan vest over a period of at least three years, as determined by the Compensation, Nominating and Governance Committee (the "CNG Committee"). The participant is entitled to dividends and voting rights for all shares issued even though they are not vested. Restricted stock awards issued under predecessor plans vest over five years. The Plan provides for acceleration of vesting if there is a change in control (as defined in the Plan) or a termination of service, which may include disability or death. Unvested options are forfeited upon termination of employment, except for those instances noted above, and the case of the retirement of a retirement-age employee for options granted prior to January 31, 2006. All unexercised options expire 10 years from the grant date. At December 31, 2008, there were approximately 4.1 million shares available for future grants.

        The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table. The Company evaluates exercise behavior and values options separately for executive and non-executive employees. Expected volatilities are based on the historical volatility of the Company's stock. As of February 2008, the Company began using a 20-year look back period to calculate the volatility factor. The longer look back period reduces the impact of the recent disruptions in the capital markets, and provides values that management believes are more representative of expected future volatility. Prior to this date, the Company used a look back period equal to the expected term of the options. The Company uses historical data to predict option exercise and employee termination behavior. The expected term of options granted is derived from the historical exercise activity over the past 20 years and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield is equal to the dividend yield of the Company's stock at the time of the grant.

        To estimate the fair value of stock option awards, the Company uses the Black-Scholes valuation method, which incorporates the assumptions summarized in the table below:

	December 31,
	2008	2007	2006
Weighted-average volatility	29.35%	21.80%	23.96%
Dividend yield	3.57%	2.54%	2.29%
Expected term (in years)	6.04	6.14	5.99
Risk-free interest rate	3.95%	4.60%	4.69%

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Share-Based Compensation Plans (Continued)

        A summary of stock option activity and related information for the years ended December 31, 2008, 2007, and 2006 are presented in the tables below:

Options	Number of Shares (in thousands)	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands) (1)	Weighted Average Remaining Contractual Term
Outstanding at January 1, 2008	4,171	$52.60
Granted	644	54.03
Exercised	(622)	32.95
Forfeited or expired	(164)	66.89

Outstanding at December 31, 2008	4,029	$55.28	$12,277	5.35

Exercisable at December 31, 2008	2,762	$51.30	$12,082	3.95

(1)
Includes in-the-money options only

	2007		2006
Options	Number of Shares (in thousands)	Weighted Average Exercise Price	Number of Shares (in thousands)	Weighted Average Exercise Price
Outstanding at January 1	4,295	$49.54	4,375	$45.98
BBNV acquisition	109	10.77	—	—
Granted	553	73.47	479	75.51
Exercised	(653)	39.90	(471)	40.41
Forfeited or expired	(133)	68.31	(88)	63.05

Outstanding at December 31	4,171	$52.60	4,295	$49.54

Exercisable	3,030	$45.20	3,156	$42.89

        Using the Black-Scholes model, the weighted-average grant-date fair values of options granted during the years ended December 31, 2008, 2007 and 2006 were $12.65, $16.62, and $19.53, respectively. The total intrinsic values of options exercised during the years ended December 31, 2008, 2007 and 2006 were $11.4 million, $13.2 million, and $14.5 million, respectively.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Share-Based Compensation Plans (Continued)

        A summary of changes in unvested option and related information for the year ended December 31, 2008 is presented below:

Unvested Shares	Number of Shares (In thousands)	Weighted-Average Grant-Date Fair Value
Unvested at January 1, 2008	1,141	$17.29
Granted	644	12.65
Vested	(425)	16.87
Forfeited	(93)	16.35

Unvested at December 31, 2008	1,267	$15.15

        The number of options vested during the year ended December 31, 2008 was 424,780. The total fair value of options vested during 2008 was $7.2 million. As of December 31, 2008, there was $13.0 million of unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.4 years.

        During 2008, the Company issued 621,606 treasury shares in connection with the exercise of stock options. The Company issued 653,369 and 470,924 treasury shares in connection with the exercise of stock options in 2007 and 2006, respectively.

        The detail of outstanding and exercisable options at December 31, 2008 is as follows:

	Options Outstanding			Options Exercisable
	Number of Shares Outstanding (in thousands)	Weighted Average Remaining Life (Yrs)	Weighted Average Outstanding Price	Number of Shares Exercisable (in thousands)	Weighted Average Exercise Price
Options issued at prices less than $19.99 per share	12	2.90	$6.17	12	$6.17
Options issued at prices between $20.00 and $35.99 per share	193	1.15	27.42	193	27.42
Options issued at prices between $36.00 and $44.99 per share	572	2.36	37.64	538	37.27
Options issued at prices between $45.00 and $69.99 per share	2,422	5.63	55.05	1,701	54.24
Options issued at prices between $70.00 and $74.99 per share	481	8.01	74.31	141	73.97
Options issued at prices between $75.00 and $84.99 per share	349	7.12	76.63	177	76.63

	4,029			2,762

        At December 31, 2008, 2,572,396 nonqualified stock options and 190,018 incentive stock options on the Company's common stock were exercisable under the plans.

        The Plan provides for granting of restricted shares of Company stock to employees. Twenty-five percent of the restricted stock vests two years from the date of grant, then twenty-five percent vests on

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Share-Based Compensation Plans (Continued)

each of the next three consecutive grant anniversary dates. The restricted stock is subject to forfeiture until the restrictions lapse or terminate.

        Restricted stock is valued at the closing price of the Company's stock on the date of award. During 2008, the CNG Committee awarded 174,658 shares of restricted common stock having a market value of $9.5 million. During 2007, the CNG Committee awarded 145,139 shares of restricted common stock having a market value of $10.2 million and in 2006, 123,944 shares with a corresponding market value of $9.1 million were awarded. The portion of the market value of the restricted stock related to the current service period was recognized as compensation expense in 2008, 2007 and 2006. The portion of the market value relating to future service periods will be amortized over the remaining vesting period. The compensation expense related to restricted stock for 2008 was $7.5 million $5.7 million and $5.2 million in 2008, 2007 and 2006, respectively. As of December 31, 2008, the unrecognized compensation cost related to restricted shares granted under the plan was $17.4 million. There were 436,345 restricted shares that had not vested as of December 31, 2008.

Note 13. Deposits and Borrowed Funds

        The following table sets forth the maturity distribution of time deposits as of December 31, 2008:

(in millions)	2009	2010	2011	2012	2013	2014 and after	Total
Time deposits, $100,000 and over	$1,359.2	$56.9	$13.3	$6.2	$5.1	$1.3	$1,442.0
Other Time Deposits	214.5	11.7	3.6	2.8	1.9	0.2	234.7

	$1,573.7	$68.6	$16.9	$9.0	$7.0	$1.5	$1,676.7

        Details regarding federal funds purchased and securities sold under repurchase agreements as well as other short-term borrowings follow:

	2008			2007			2006
(in thousands)	Balances at Year-end	Average Balance	Average Rate	Balances at Year-end	Average Balance	Average Rate	Balances at Year-end	Average Balance	Average Rate
Overnight federal funds purchased and securities sold under repurchase agreements	$708,157	$898,731	2.18%	$1,344,411	$566,080	4.99%	$422,903	$541,671	4.89%
Term securities sold under repurchase agreements	200,000	200,000	3.99	200,000	96,849	4.38	—	—	—
Other short-term borrowings	124,500	667,457	2.69	100,000	153,096	5.00	97,525	135,900	4.80

        The maximum amount of overnight federal funds purchased and securities sold under agreements to repurchase (both overnight and term) outstanding at any month-end was $1.56 billion, $1.54 billion, and $0.84 billion in 2008, 2007, and 2006, respectively. The average amount of securities sold under agreements to repurchase was $202.1 million, $101.0 million and $15.2 million during 2008, 2007, and 2006, respectively. At December 31, 2008, the Company had delivered securities with a fair value of $223.5 million as collateral for the term repurchase agreements and associated interest payable. The securities underlying the agreements to repurchase remain under the Company's control.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Deposits and Borrowed Funds (Continued)

        Additional detail on the components of other short-term borrowings and long-term debt is provided below:

	December 31,
(in thousands)	2008	2007
Other short-term borrowings:
Treasury, tax and loan note	$24,500	$100,000
Federal Home Loan Bank advances	100,000	—

Total	$124,500	$100,000

Current portion of subordinated debt	—	115,850
Subordinated debt	161,595	157,709

Total	$161,595	$273,559

Long-term debt:
Senior notes	$241,069	$225,981
Other long-term notes	5,485	7,484

Total	$246,554	$233,465

        Short-term borrowings consist of funds with remaining maturities of one year or less, and long-term debt consists of borrowings with remaining maturities greater than one year. The maximum amount of other short-term borrowings at any month-end was $955.0 million, $359.3 million, and $505.3 million in 2008, 2007, and 2006, respectively.

        The Company has a remaining borrowing capacity of $2.48 billion as of December 31, 2008, secured by collateral, from the Federal Home Loan Bank of San Francisco, of which the Bank is a member.

        Subordinated debt consists of City National Bank 6.75 percent 10-year notes with a face value of $150.0 million due on September 1, 2011. Interest on the notes is payable semi-annually in arrears. The carrying value of the City National Bank subordinated notes is net of the impact of fair value hedge accounting and issuance costs which are being amortized into interest expense to yield an effective interest rate of 6.92 percent.

        Long-term debt consists of City National Corporation 5.125 percent ten-year senior notes with a face value of $220.9 million due on February 15, 2013, Business Bank Corporation trust preferred debentures with a face value of $5.2 million maturing on November 23, 2034, and notes payable described below. The carrying value of the senior notes is net of the impact of fair value hedge accounting and issuance costs which are being amortized into interest expense to yield an effective interest rate of 5.28 percent. The rate on the trust preferred debentures is LIBOR plus 1.965 percent.

        The remaining notes payable relate to the purchase of interests in various CCM affiliates. The CCM notes accrue interest at 7.5 percent and mature in 2010. Interest on the notes is payable semi-annually in arrears.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Derivative Financial Instruments

Interest Rate Risk Management

        The Company uses interest-rate swaps to reduce cash flow variability and to moderate changes in fair value of financial instruments. The following table presents the notional amount and fair value of interest-rate swaps:

	December 31, 2008			December 31, 2007
(in millions)	Notional Amount	Fair Value		Notional Amount	Fair Value
Fair Value
Interest Rate Swap
Certificates of deposit	$20.0	$1.4		$20.0	$0.9
Long-term and subordinated debt	370.9	34.7		490.9	11.1

Total fair value hedge swaps	390.9	36.1		510.9	12.0

Cash Flow Hedge
Interest Rate Swap
US Dollar LIBOR based loans	200.0	8.4		100.0	3.9
Prime based loans	125.0	3.7		250.0	0.8

Total cash flow hedge swaps	325.0	12.1		350.0	4.7

Fair Value and Cash Flow Hedge
Interest Rate Swaps	$715.9	$48.2	(1)	$860.9	$16.7	(1)

(1)
Net fair value is the estimated net gain (loss) to settle derivative contracts. The net fair value is the sum of the mark-to-market asset (if applicable) and mark-to-market liability.

        As of December 31, 2008, the Company had $715.9 million notional amount of interest-rate swaps, of which $390.9 million were designated as fair value hedges and $325.0 million were designated as cash flow hedges. The positive fair value of the fair value hedges, consisting of positive mark-to-market of $35.0 million and net interest receivable of $1.1 million, resulted in the recognition of other assets and an increase in hedged deposits and borrowings of $36.1 million. The positive fair value of $12.1 million on the cash flow hedges of variable-rate loans resulted in the recognition of other assets and an other comprehensive gain, and included a positive mark-to-market of $11.5 million, before taxes of $4.8 million, and net interest receivable of $0.6 million.

        Amounts to be paid or received on the interest-rate swaps designated as cash flow hedges are reclassified into earnings upon receipt of interest payments on the underlying hedged loans, including amounts totaling $5.5 million that were reclassified into net interest income during 2008. Within the next 12 months, $7.7 million of other comprehensive gain is expected to be reclassified into net interest income.

        As of December 31, 2007, the Company had $860.9 million notional amount of interest-rate swaps, of which $510.9 million were designated as fair value hedges and $350.0 million were designated as cash flow hedges. The positive mark-to-market on the fair value hedges resulted in the recognition of other assets and an increase in hedged deposits and borrowings of $12.0 million. The positive

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Derivative Financial Instruments (Continued)

mark-to-market on the cash flow hedges of variable-rate loans resulted in the recognition of other assets, other liabilities, and an other comprehensive gain of $4.7 million, before taxes of $2.0 million.

        Interest-rate swap agreements involve the exchange of fixed and variable-rate interest payments based upon a notional principal amount and maturity date. The Company's interest-rate swaps had $15.6 million of credit risk exposure at December 31, 2008 and $12.1 million as of December 31, 2007. The credit exposure represents the cost to replace, on a present value basis and at current market rates, all contracts by trading counterparty having an aggregate positive market value, net of margin collateral received. The Company enters into master netting agreements with swap counterparties to mitigate credit risk. The Company's swap agreements require the deposit of cash or marketable debt securities as collateral for this risk if it exceeds certain thresholds. These requirements apply individually to the Corporation and to the Bank. At December 31, 2008 collateral valued at $19.9 million had been received from swap counterparties. At December 31, 2007 collateral valued at $5.5 million had been received from swap counterparties.

        The following tables present the interest-rate swap maturities and average rates as of December 31, 2008 and 2007:

Interest-Rate Swap Maturities and Average Rates
December 31, 2008

(in millions)	2009	2010	2011	2012	2013	Thereafter	Total	Fair Value
Notional amount	$25.0	$185.0	$285.0	$—	$220.9	$—	$715.9	$48.2
Weighted average rate received	7.97%	5.41%	4.79%	—	4.38%	—%	4.93%
Weighted average rate paid	3.25%	1.59%	1.61%	—	2.15%	—%	1.83%

Interest-Rate Swap Maturities and Average Rates
December 31, 2007

(in millions)	2008	2009	2010	2011	2012	Thereafter	Total	Fair Value
Notional amount	$340.9	$25.0	$110.0	$160.0	$—	$225.0	$860.9	$16.7
Weighted average rate received	6.99%	7.97%	5.31%	5.57	—%	4.38%	5.86%
Weighted average rate paid	6.62%	7.25%	4.66%	5.11	—%	4.87%	5.65%

        The periodic net settlement of interest rate risk management instruments is recorded as an adjustment to net interest income. These fair value and cash flow swaps increased net interest income by $12.8 million in 2008 and decreased net income by $5.4 million in 2007. The fair value and cash flow swaps decreased net interest income by $9.6 million in 2006.

Other Derivatives

        The Company also offers interest-rate swaps and interest-rate caps, floors and collars to its clients to assist them in hedging their cash flow and operations. These derivative contracts are offset by paired trades with unrelated third parties. They are not designated as hedges under SFAS 133, and the positions are marked to market each reporting period. As of December 31, 2008, the Company had entered into swaps with clients (and offsetting derivative contracts with counterparties) having a notional balance of $302.2 million.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Derivative Financial Instruments (Continued)

        The Company offers a certificate of deposit product which provides a return based on the performance of an equity index. Under SFAS 133, a rate of return tied to a market index represents an embedded derivative. The embedded derivative associated with the certificate of deposit is treated as a written option contract with the depositer. The Company purchased offsetting options from a counterparty bank. These positions are not designated as hedges under SFAS 133 and are marked to market each reporting period. As of December 31, 2008, the notional balance of both the written and purchased options was $2.0 million.

Note 15. Variable Interest Entities

        The Company holds interests in certain special-purpose entities formed to provide affordable housing. The Company evaluates its interest in these entities to determine whether they meet the definition of a VIE and whether the company is required to consolidate the entities. The Company is not the primary beneficiary of the affordable housing VIEs in which it holds interests and is therefore not required to consolidate these entities. The investment in these entities is initially recorded at cost, which approximates the maximum exposure to loss as a result of the Company's involvement with these unconsolidated entities. Subsequently, the carrying value is amortized over the stream of available tax credits and benefits. The Company expects to recover its investments over time, primarily through realization of federal low-income housing tax credits. The balance of the investments in these entities was $74.6 million and $73.6 million at December 31, 2008 and December 31, 2007, respectively, and is included in Affordable housing investments in the consolidated balance sheets.

        At December 31, 2008, the Company had a significant variable interest in four affordable housing partnerships that meet the definition of VIE. These interests were acquired at various times from 1998 to 2001. The Company is not the primary beneficiary of these entities and is therefore, not required to consolidate these entities. The Company's maximum exposure to loss as a result of its involvement with these entities is limited to the $11.0 million aggregate carrying value of these investments as of December 31, 2008. There were no unfunded commitments for these affordable housing investments as of December 31, 2008.

        The Company also has ownership interests in several private equity investment funds that are VIEs. The Company is not a primary beneficiary and, therefore, is not required to consolidate these VIEs. The investment in these entities is carried at cost, which approximates the maximum exposure to loss as a result of the Company's involvement with these entities. The Company expects to recover its investments over time, primarily through the allocation of fund income or loss, gains or losses on the sale of fund assets, dividends, or interest income. The balance in these entities was $35.6 million and $28.4 million at December 31, 2008 and December 31, 2007, respectively, and is included in Other assets in the consolidated balance sheets. Income associated with these investments is reported in Other noninterest income in the consolidated statements of income. The Company reviews these assets at least quarterly for possible other-than-temporary impairment. The review typically includes an analysis of the facts and circumstances of each investment, the expectations for the investment's cash flows and capital needs, the viability of its business model and our exit strategy. If and when declines in value are considered to be other-than-temporary, the Company would reduce the asset value. The estimated loss would be recognized as a loss in Other noninterest income in the consolidated statements of income

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Variable Interest Entities (Continued)

        In addition to the above, Convergent Wealth is the administrative manager of the Barlow Long-Short Equity Fund, a hedge fund that is a variable interest entity. Convergent Wealth is not a primary beneficiary and, therefore, is not required to consolidate this entity.

Note 16. Noncontrolling Interest

        On January 1, 2009, the Company adopted SFAS 160 which requires that noncontrolling interest (previously referred to as minority interest), with the exception of certain redeemable noncontrolling interest, be reported as a separate component of equity in the consolidated balance sheet. Prior to the adoption of SFAS 160, all noncontrolling interest was reported in the mezzanine section of the consolidated balance sheet. Upon adoption of SFAS 160, the Company was also required to apply the measurement guidance of EITF Topic D-98, Classification and Measurement of Redeemable Securities ("Topic D-98), and record the redemption value of certain redeemable noncontrolling interest in the consolidated balance sheets for the current period as well as retrospectively for all prior periods presented. In accordance with the provisions of Topic D-98, the Company revised all periods presented by reflecting the redeemable noncontrolling interest at its estimated maximum redemption amount for that period-end, with an offset to additional paid-in capital. Redeemable noncontrolling interest is not considered to be permanent equity and is reported in the mezzanine section between liabilities and equity in the consolidated balance sheets.

        SFAS 160 also requires that noncontrolling interests' share in subsidiary earning no longer be recognized as an expense in the computation of consolidated net income. Rather, the guidance requires that the consolidated income statement reflects net income attributable to the Company and net income attributable to noncontrolling interest. The adoption of this standard did not have a material impact on the Company's consolidated financial statements; however, it did change the presentation of noncontrolling interest in our consolidated financial statements.

        As a result of the required retrospective application of the presentation and disclosure provisions of SFAS 160, total liabilities were adjusted from the previously reported $14.41 billion to $14.43 billion for the year ended December 31, 2008 and from the previously reported $14.23 billion to $14.25 billion for the year ended December 31, 2007. Total equity was adjusted from the previously reported $2.04 billion to $2.03 billion for the year ended December 31, 2008 and from the previously reported $1.66 billion to $1.64 billion for the year ended December 31, 2007. The net income attributable to the Company (City National Corporation net income) did not change upon the adoption of SFAS 160. There were no adjustments to the consolidated statements of cash flows for the years ended December 31, 2008 and 2007.

        The Corporation holds a majority ownership interest in eight and a noncontrolling interest in one investment management and wealth advisory affiliates. In general, the management of each affiliate has a significant noncontrolling ownership position in their firm and supervises the day to day operations of the affiliate. The Corporation is in regular contact with each affiliate regarding their operations and is an active participant in the management of the affiliates through its position on each firm's board. In 2007, the Corporation acquired its newest wealth management affiliate, Convergent Wealth Advisors, formerly known as Lydian Wealth Management.

        The Corporation's investment in each affiliate is governed by operating agreements and other documents which provide the Corporation certain rights, benefits and obligations. The Corporation determines the appropriate method of accounting based upon these agreements and the factors

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Noncontrolling Interest (Continued)

contained therein. All majority-owned affiliates have met the criteria for consolidation and are accordingly included in the consolidated financial statements. All material intercompany balances and transactions have been eliminated. The Corporation applies the equity method of accounting to investments where it holds a noncontrolling interest. For equity method investments, the Corporation's share of income before taxes is included in Trust and investment fees.

        Most of the affiliate operating agreements provide the affiliate noncontrolling owners the conditional right to require the parent company to purchase a portion of their ownership interests at certain intervals ("put rights"). These agreements also provide the parent company a conditional right to require affiliate owners to sell their ownership interests to it upon their death, permanent disability or termination of employment, and also provide affiliate owners a conditional right to require the parent company to purchase such ownership interests upon the occurrence of specified events. Additionally, in many instances the purchase of interests can be settled using a combination of cash and notes payable, and in all cases the parent company can consent to the transfer of these interests directly to other individuals.

        As of December 31, 2008, affiliate noncontrolling owners held equity interests with an estimated fair value of $44.8 million. This estimate reflects the maximum obligation to purchase equity interests in the affiliates. The events which would require the Company to purchase the equity interests may occur in the near term or over a longer period of time. The terms of the put provisions vary by agreement, but the value of the put is intended to equal or approximate the fair market value of the interests. The parent company carries key man life insurance policies to fund a portion of these conditional purchase obligations in the event of the death of an interest holder.

Note 17. Disclosure about Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Cash and due from banks—For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

        Securities available-for-sale and Trading account securities—For securities held as available-for-sale, the fair value is determined by quoted market prices, where available, or on observable market inputs appropriate for the type of security. If quoted market prices or observable market inputs are not available, discounted cash flows may be used to determine an appropriate fair value. For trading account securities, fair values are based on quoted market prices or dealer quotes.

        Loans and leases—Loans are not recorded at fair value on a recurring basis. Nonrecurring fair value adjustments are periodically recorded on certain impaired loans that are measured for impairment based on the fair value of collateral. See Note 1, Fair Value Measurements. The fair value of loans for purposes of SFAS 107 is estimated by discounting future cash flows using discount rates that reflect our current pricing for loans with similar characteristics, such as loan type, credit risk and pricing (fixed or floating rate) and remaining maturity. The discount rates used in the valuation incorporate credit risk, prepayment assumptions appropriate for the type of loan being valued as well as an adjustment for a bid-offer spread to approximate an exit price. Due to the lack of a secondary market activity in these loan products, the Company has also incorporated a liquidity premium into the bid-offer spread for these products.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Disclosure about Fair Value of Financial Instruments (Continued)

        Derivative Contracts—The fair value of non-exchange traded (over-the-counter) derivatives consists of net unrealized gains or losses, accrued interest receivable or payable and any premiums paid or received.

        Deposits—The fair value of demand and interest checking deposits, savings deposits, and certain money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

        Federal funds purchased, Securities sold under repurchase agreements and Other short-term borrowings—The carrying amount is a reasonable estimate of fair value.

        Structured repurchase agreements and Subordinated and long-term debt—The fair value of structured repurchase agreements and subordinated and long-term debt was estimated by discounting the future payments at current interest rates.

        Commitments to extend credit—The fair value of these commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The Company does not make fixed-rate loan commitments. The fair value of letters of guarantee and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

        Commitments to private equity and affordable housing funds—The fair value of commitments to invest in private equity and affordable housing funds is based on the estimated cost to terminate them or otherwise settle the obligation.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Disclosure about Fair Value of Financial Instruments (Continued)

        The estimated fair values of financial instruments of the Company are as follows:

	December 31, 2008		December 31, 2007
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and due from banks	$279.9	$279.9	$365.9	$365.9
Due from banks—interest bearing	144.3	144.3	88.2	88.2
Securities available-for-sale	2,144.9	2,144.9	2,462.7	2,462.7
Trading account securities	295.6	295.6	293.4	293.4
Loans and leases, net of allowance	12,220.2	$12,515.8	11,462.1	$11,695.3
Derivative contracts	48.2	48.2	16.7	16.7
Financial Liabilities
Deposits	$12,652.1	$12,663.7	$11,822.5	$11,826.5
Federal funds purchased and securities sold under repurchase agreements	708.2	708.2	1,344.4	1,344.4
Structured securities sold under repurchase agreements	200.0	218.0	200.0	205.3
Other short-term borrowings	124.5	124.5	100.0	100.0
Subordinated and long-term debt	408.1	369.6	507.0	533.8
Commitments to extend credit	—	(13.1)	—	(8.1)
Commitments to private equity and affordable housing funds	—	44.0	—	60.0

Note 18. Shareholders' Equity

        On August 7, 2007, the Company's Board of Directors authorized the Company to repurchase 1 million additional shares of the Company's stock following completion of its previously approved stock buyback initiative. Unless terminated earlier by resolution of the Board of Directors, the program will expire when the Company has repurchased all shares authorized for repurchase thereunder. On January 24, 2008, the Board of Directors authorized the Company to repurchase an additional 1 million shares of the Company's stock following completion of the August 7, 2007 buyback initiative. All purchases under the program are made in open market transactions and comply with the safe harbor provisions of SEC Rule 10B-18 regarding blackout periods and daily aggregate limits. The Company repurchased an aggregate of 421,500 shares of common stock in 2008, 1,495,800 shares in 2007 and 2,321,200 shares in 2006. The Company received no shares in payment for the exercise price of stock options.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Shareholders' Equity (Continued)

        The following table summarizes the Company's share repurchases for the year ended December 31, 2008:

Period	Total Number of Shares (or Units) Purchased	Average Price Paid per Share (or Unit)	Total number of Shares (or Units) Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
1/1/08 - 1/31/08	10,000	$54.09	10,000	1,551,900
2/1/08 - 2/29/08	136,000	$55.66	136,000	1,415,900
3/1/08 - 3/31/08	45,500	$50.05	45,500	1,370,400
4/1/08 - 4/30/08	30,000	$44.87	30,000	1,340,400
6/1/08 - 6/30/08	200,000	$43.35	200,000	1,140,400

	421,500	$48.41	421,500	1,140,400

        At December 31, 2008, the Corporation had 2.4 million shares of common stock reserved for issuance and 0.4 million shares of unvested restricted stock granted to employees and directors under share-based compensation programs.

        The components of accumulated other comprehensive loss are as follows:

	December 31,
(in thousands)	2008	2007
Net unrealized loss on securities available-for-sale	$(54,861)	$(12,941)
Net unrealized gain on cash flow hedges	7,029	3,487
Pension liability adjustment	(190)	105

Total accumulated other comprehensive loss	$(48,022)	$(9,349)

        On November 21, 2008, City National Corporation received aggregate proceeds of $400 million from the United States Department of the Treasury ("Treasury") under the TARP Capital Purchase Program in exchange for 400,000 shares of cumulative perpetual preferred stock and a 10-year warrant to purchase up to 1,128,668 shares of the Company's common stock at an exercise price of $53.16 per share. The preferred stock and warrant were recorded in equity on a relative fair value basis at the time of issuance. The preferred stock was valued by calculating the present value of expected cash flows and the warrant was valued using an option valuation model. The allocated values of the preferred stock and warrant were approximately $389.9 million and $10.1 million, respectively. The preferred stock will be accreted to the redemption price of $400 million over five years. Cumulative dividends on the preferred stock are payable quarterly at the rate of 5 percent for the first five years and increasing to 9 percent thereafter. The effective pre-tax cost to the Company for participating in the TARP Capital Purchase Program is approximately 9.5 percent, consisting of 8.6 percent for dividends and 0.9 percent for the accretion on preferred stock, and is based on the statutory tax rate. The preferred stock may be redeemed by the Corporation after three years. Prior to the end of three years, subject to the provisions of the American Recovery and Reinvestment Act of 2009 ("ARRA") described below, the preferred stock may be redeemed by the Corporation only with proceeds from the

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Shareholders' Equity (Continued)

sale of qualifying equity securities of the Corporation which results in aggregate gross proceeds to the Corporation of not less than 25% of the issue price of the preferred stock. The warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $53.16 per share of the common stock. If the Company receives aggregate proceeds of at least $400 million from sales of Tier 1 qualifying perpetual preferred stock prior to December 31, 2009, the number of shares to be delivered upon settlement of the warrant will be reduced by 50 percent.

        ARRA was signed into law on February 17, 2009. ARRA contains a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs. In addition, ARRA imposes certain new executive compensation and corporate expenditure limits on all current and future TARP recipients, including the Corporation, until the institution has repaid the Treasury, which is now permitted under ARRA without the need to raise new capital, subject to the Treasury's consultation with the recipient's appropriate regulatory agency. When the institution has repaid the Treasury, the Treasury is to liquidate the warrant at the current market price.

        The preferred stock qualified as Tier 1 capital for regulatory reporting purposes.

Note 19. Earnings per Common Share

        The Company applies the two-class method of computing basic and diluted earnings per share. Under the two-class method, earnings per share is determined for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings. The Company grants restricted shares under a share-based compensation plan that qualify as participating securities.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Earnings per Common Share (Continued)

        Calculations of basic and diluted earnings per common share follow:

	For the year ended December 31,
(in thousands, except per share amounts)	2008	2007	2006
Basic EPS:
Net income attributable to City National Corporation	$104,956	$222,713	$233,523
Less: Dividends on preferred stock	2,445	—	—

Net income available to common shareholders	$102,511	$222,713	$233,523
Less: Earnings allocated to participating securities	780	1,752	1,764

Earning allocated to common shareholders	$101,731	$220,961	$231,759
Weighted average common shares outstanding	47,930	48,234	48,477
Basic earnings per common share	$2.12	$4.58	$4.78

Diluted EPS:
Earnings allocated to common shareholders (1)	$101,732	$220,980	$231,794

Weighted average common shares outstanding	47,930	48,234	48,477
Dilutive effect of equity awards	266	835	1,416

Weighted average diluted common shares outstanding	48,196	49,069	49,893

Diluted earnings per common share	$2.11	$4.50	$4.65

(1)
Earnings allocated to common shareholders for basic and diluted EPS may differ under the two-class method as a result of adding common stock equivalents for options and warrants to dilutive shares outstanding, which alters the ratio used to allocate earnings to common shareholders and participating securities for the purposes of calculating diluted EPS.

        The average price of the Company's common stock for the period is used to determine the dilutive effect of outstanding stock options utilizing the treasury stock method. Antidilutive stock options and common stock warrants are not included in the calculation of basic or diluted EPS. There were 3,275,644 outstanding stock options and 1,128,668 common stock warrants that were antidilutive at December 31, 2008. There were 1,701,091 and 509,749 outstanding stock options that were antidilutive at December 31, 2007 and 2006, respectively.

Note 20. Availability of Funds from Subsidiaries and Capital

        The Company is authorized to issue 5,000,000 shares of preferred stock. The Company's Board of Directors has the authority to issue the preferred stock in one or more series, and to fix the designations, rights, preferences, privileges, qualifications and restrictions, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, and sinking fund terms. On November 21, 2008, the Corporation received aggregate proceeds of $400 million from the Treasury under the TARP Capital Purchase Program in exchange for 400,000 shares of cumulative perpetual preferred stock and a 10-year warrant. See Note 18 for further discussion of the preferred stock issuance.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Availability of Funds from Subsidiaries and Capital (Continued)

        During 2001, the Bank formed and funded CN Real Estate Investment Corporation ("CN"), a wholly-owned subsidiary of the Bank. City National Bank contributed cash and participation interest in certain loans in exchange for 100 percent of the common stock of CN. The net income and assets of CN are eliminated in consolidation for all periods presented. During 2001, CN sold 33,933 shares of 8.50 percent Series A Preferred Stock to accredited investors for $3.4 million which is included in Noncontrolling interest. During 2002, CN sold 6,828 shares of 8.5 percent Series B Preferred Stock to accredited investors for $6.8 million which is also included in Noncontrolling interest. Dividends of $868,811, which are included in Net income attributable to noncontrolling interest expense, were paid in each of the years 2008, 2007 and 2006 on both of the preferred stock issues.

        During 2002, the Bank converted its former registered investment company, a wholly-owned subsidiary of the Bank, to a real estate investment trust to provide the Bank with flexibility in raising capital. The net income and assets of City National Real Estate Investment Corporation II ("CNII") are eliminated in consolidation for all periods presented. During 2002 and 2003, CNII sold 152,680 shares of 8.50 percent Series A Preferred Stock to accredited investors for $10.5 million which is included in Noncontrolling interest. Dividends of $1,297,780, which are included in Net income attributable to noncontrolling interest, were paid in each of the years 2008, 2007 and 2006.

        Historically, the majority of the funds for the payment of dividends by the Company have been obtained from the Bank. Dividends paid by the Bank to its parent company are subject to certain legal and regulatory limitations. In 2009, the Bank may pay dividends up to its net income for 2009, as defined by statute, through the date of any such dividend declaration, without prior regulatory approval. See Part I, Item 1 of the Form 10-K for a discussion of regulatory restrictions affecting the payment of dividends. Federal banking law also prohibits the Company from borrowing from the Bank on less than a fully secured basis. The Company had no borrowings from the Bank at either December 31, 2008 or December 31, 2007.

        The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Corporation's and Bank's assets, liabilities and certain off-balance sheet items as calculated under the regulatory accounting rules. The Corporation's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). As of December 31, 2008, the Corporation and the Bank met and exceeded all capital adequacy requirements to which either is subject. Additionally, the regulatory agencies are required by law to take specific prompt action with respect to banks that do not meet minimum capital standards. As of December 31, 2008, the Bank was categorized as "well capitalized." There have been no events or circumstances that cause Management to believe that there would be a change in Corporation's and the Bank's category of "well capitalized."

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Availability of Funds from Subsidiaries and Capital (Continued)

        The Corporation's actual capital amounts and ratios are presented in the following table:

	Actual		Adequately Capitalized		Well Capitalized
(in millions)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008
Total capital (to risk weighted assets)	$1,868.1	13.40%	$1,115.4	≥ 8.0%	$1,394.3	≥ 10.0%
Tier 1 capital (to risk weighted assets)	1,633.1	11.71%	557.7	≥ 4.0%	836.6	≥ 6.0%
Tier 1 capital (to average assets)	1,633.1	10.44%	625.6	≥ 4.0%	—	—
As of December 31, 2007
Total capital (to risk weighted assets)	$1,452.5	11.27%	$1,030.9	≥ 8.0%	$1,288.6	≥ 10.0%
Tier 1 capital (to risk weighted assets)	1,199.4	9.31%	515.4	≥ 4.0%	773.1	≥ 6.0%
Tier 1 capital (to average assets)	1,199.4	7.97%	601.8	≥ 4.0%	—	—

        The Bank's actual capital amounts and ratios are presented in the following table:

	Actual		Adequately Capitalized		Well Capitalized
(in millions)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008
Total capital (to risk weighted assets)	$1,451.9	10.50%	$1,105.8	≥ 8.0%	$1,382.2	≥ 10.0%
Tier 1 capital (to risk weighted assets)	1,218.4	8.81%	552.9	≥ 4.0%	829.3	≥ 6.0%
Tier 1 capital (to average assets)	1,218.4	7.87%	619.2	≥ 4.0%	—	—
As of December 31, 2007
Total capital (to risk weighted assets)	$1,430.6	11.24%	$1,018.5	≥ 8.0%	$1,273.1	≥ 10.0%
Tier 1 capital (to risk weighted assets)	1,181.5	9.28%	509.2	≥ 4.0%	763.8	≥ 6.0%
Tier 1 capital (to average assets)	1,181.5	7.95%	594.8	≥ 4.0%	—	—

        Tier 1 capital ratios as of December 31, 2008 include the impact of $25.4 million of preferred stock issued by real estate investment trust subsidiaries of the Bank. Tier 1 capital ratios also include $5.2 million of trust preferred securities issued by an unconsolidated capital trust subsidiary of the holding company.

        The increase in the Corporation's Tier 1 capital ratio from 2007 to 2008 is a result of the $400 million in aggregate proceeds received in November 2008 from the Treasury's TARP Capital

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Availability of Funds from Subsidiaries and Capital (Continued)

Purchase Program in exchange for shares of cumulative perpetual preferred stock and a 10-year warrant. The preferred stock qualified as Tier 1 capital for regulatory reporting purposes. See Note 18 for further discussion of the Company's participation in the Treasury's TARP Capital Purchase Program.

        The Company's shareholders' equity to assets was 12.42 percent as of December 31, 2008 and 10.42 percent at December 31, 2007. The Company's common shareholders' equity to assets was 10.05 percent as of December 31, 2008 and 10.42 percent at December 31, 2007. Tangible common shareholders' equity to period-end tangible assets was 7.23 percent and 7.39 percent as of December 31, 2008 and 2007, respectively.

Note 21. Commitments and Contingencies

        In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit, letters of credit, and financial guarantees; and to invest in private equity and affordable housing funds. These instruments involve elements of credit, foreign exchange, and interest rate risk, to varying degrees, in excess of the amount reflected in the consolidated balance sheets.

        Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

        Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each client's creditworthiness on a case-by-case basis.

        The Company had outstanding off-balance sheet loan commitments aggregating $5.34 billion and $5.28 billion at December 31, 2008 and 2007, respectively, compared to outstanding loan balances of $12.44 billion and $11.63 billion, respectively. Substantially all of the Company's loan commitments are on a variable rate basis and are comprised of real estate and commercial loan commitments. In addition, the Company had $660.8 million and $840.2 million outstanding in bankers' acceptances and letters of credit at December 31, 2008 and 2007, respectively, of which $647.6 million and $822.1 million relate to standby letters of credit. Included in standby letters of credit were $618.2 million and $722.4 million of financial guarantees as of December 31, 2008 and 2007, respectively. Substantially all fees received from the issuance of financial guarantees are deferred and amortized on a straight-line basis over the terms of the guarantee. Collateral, generally in the form of pledged certificates of deposit, is obtained on certain letters of credit in accordance with the Company's underwriting and credit approval policies.

        As of December 31, 2008, the Company had private equity fund and alternative investment commitments of $63.7 million of which $40.9 million was funded. As of December 31, 2007, the Company had private equity fund and alternative investment commitments of $62.7 million, of which

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21. Commitments and Contingencies (Continued)

$33.0 million was funded. At December 31, 2008 and 2007, the Company had Affordable Housing Fund commitments of $21.2 million and $30.3 million.

        In connection with the liquidation of an investment acquired in a previous bank merger, the Company has an outstanding long-term guarantee. The maximum liability under the guarantee is $23.0 million, but the Company does not expect to make any payments under the terms of this guarantee.

        The Company or its subsidiaries are defendants in various pending lawsuits claiming substantial amounts. Based upon present knowledge, management including in-house counsel does not believe that the final outcome of such lawsuits will have a material adverse effect on the Company.

Note 22. Segment Operations

        The Company has three reportable segments, Commercial and Private Banking, Wealth Management and Other. The factors considered in determining whether individual operating segments could be aggregated include that the operating segments: (i) offer the same products and services, (ii) offer services to the same types of clients, (iii) provide services in the same manner and (iv) they operate in the same regulatory environment. The management accounting process measures the performance of the operating segments based on the Company's management structure and is not necessarily comparable with similar information for other financial services companies. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change.

        The Commercial and Private Banking reportable segment is the aggregation of the Commercial and Private Banking, Real Estate, Entertainment, Corporate Banking and Core Branch Banking operating segments. The Commercial and Private Banking segment provides banking products and services, including commercial and mortgage loans, lines of credit, deposits, cash management services, international trade finance and letters of credit to small and medium-sized businesses, entrepreneurs and affluent individuals. This segment primarily serves clients in California, New York and Nevada.

        The Wealth Management segment includes the Corporation's investment advisory affiliates and the Bank's Wealth Management Services. The asset management affiliates and the Wealth Management division of the Bank make the following investment advisory and wealth management resources and expertise available to individual and institutional clients: investment management, wealth advisory services, brokerage, estate and financial planning and personal, business, custodial and employee trust services. The Wealth Management segment also advises and makes available mutual funds under the name of CNI Charter Funds. Both the asset management affiliates and the Bank's Wealth Management division provide proprietary and nonproprietary products to offer a full spectrum of investment solutions in all asset classes and investment styles, including fixed-income instruments, mutual funds, domestic and international equities and alternative investments such as hedge funds.

        The Other segment includes all other subsidiaries of the Company, the portion of corporate departments, including the Treasury Department and the Asset Liability Funding Center, that have not been allocated to the other segments and inter-segment eliminations for revenue recognized in multiple segments for management reporting purposes. The Company uses traditional matched-maturity funds transfer pricing methodology. However, both positive and negative variances occur over time when transfer pricing non-maturing balance sheet items such as demand deposits. These variances, offset in

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Segment Operations (Continued)

the Funding Center, are evaluated annually by management and allocated back to the business segments as deemed necessary.

        Business segment earnings are the primary measure of the segment's performance as evaluated by management. Business segment earnings include direct revenue and expenses of the segment as well as corporate and inter-unit allocations. Allocations of corporate expenses, such as data processing and human resources, are calculated based on estimated activity levels for the fiscal year. Inter-unit support groups, such as Operational Services, are allocated based on actual expenses incurred. Capital is allocated using a methodology similar to that used for federal regulatory risk-based capital purposes. If applicable, any provision for credit losses is allocated based on various credit factors, including but not limited to, credit risk ratings, ratings migration, charge-offs and recoveries and loan growth. Income taxes are charged on unit income at the company's overall effective tax rate.

        Exposure to market risk is managed in the Company's Treasury department. Interest rate risk is removed from the units comprising the Commercial and Private Banking segment to the Funding Center through a funds transfer pricing ("FTP") model. The FTP model records a cost of funds or credit for funds using a combination of matched maturity funding for most assets and liabilities and a blended rate based on various maturities for the remaining assets and liabilities.

        The Bank's investment portfolio and unallocated equity are included in the Other segment. Amortization expense associated with customer-relationship intangibles is charged to the affected operating segments.

        Selected financial information for each segment is presented in the following tables. Commercial and Private Banking includes all revenue and costs from products and services utilized by clients of Commercial and Private Banking, including both revenue and costs for Wealth Management products and services. The revenues and costs associated with Wealth Management products and services that are allocated to Commercial and Private Banking for management reporting purposes are eliminated in the Other segment.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Segment Operations (Continued)

City National Corporation
Segment Results

	For the year ended December 31, 2008
(in thousands)	Commercial and Private Banking	Wealth Management	Other	Consolidated Company
Earnings Summary:
Net interest income	$639,890	$3,103	$(43,097)	$599,896
Provision for credit losses	127,000	—	—	127,000
Noninterest income	187,569	208,668	(129,253)	266,984
Depreciation and amortization	13,388	14,079	12,472	39,939
Noninterest expense	462,334	145,257	(65,389)	542,202

Income (loss) before income taxes	224,737	52,435	(119,433)	157,739
Provision (benefit) for income taxes	69,336	16,576	(38,507)	47,405

Net income (loss)	155,401	35,859	(80,926)	110,334
Less: Net income attributable to noncontrolling interest	—	—	5,378	5,378

Net income (loss) attributable to City National Corporation	$155,401	$35,859	$(86,304)	$104,956

Selected Average Balances:
Loans and leases	$12,014,734	$60	$73,921	$12,088,715
Total assets	12,249,028	547,471	3,232,322	16,028,821
Deposits	10,872,652	65,287	961,703	11,899,642
Goodwill	318,886	136,656	—	455,542
Customer-relationship intangibles, net	14,315	44,240	—	58,555

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Segment Operations (Continued)

	For the year ended December 31, 2007
(in thousands)	Commercial and Private Banking	Wealth Management	Other	Consolidated Company
Earnings Summary:
Net interest income	$623,641	$1,916	$(17,285)	$608,272
Provision for credit losses	20,000	—	—	20,000
Noninterest income	151,296	203,900	(51,994)	303,202
Depreciation and amortization	12,358	4,924	12,504	29,786
Noninterest expense	422,166	138,433	(61,140)	499,459

Income (loss) before income taxes	320,413	62,459	(20,643)	362,229
Provision (benefit) for income taxes	117,262	24,194	(10,796)	130,660

Net income (loss)	203,151	38,265	(9,847)	231,569
Less: Net income attributable to noncontrolling interest	—	—	8,856	8,856

Net income (loss) attributable to City National Corporation	$203,151	$38,265	$(18,703)	$222,713

Selected Average Balances:
Loans and leases	$10,960,031	$1,587	$95,793	$11,057,411
Total assets	11,311,107	454,664	3,604,993	15,370,764
Deposits	11,054,528	59,354	1,122,501	12,236,383
Goodwill	299,450	86,006	—	385,456
Customer-relationship intangibles, net	17,660	52,882	—	70,542

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Segment Operations (Continued)

	For the year ended December 31, 2006
(in thousands)	Commercial and Private Banking	Wealth Management	Other	Consolidated Company
Earnings Summary:
Net interest income	$599,969	$2,228	$3,713	$605,910
Provision for credit losses	(610)	—	—	(610)
Noninterest income	131,994	155,780	(45,404)	242,370
Depreciation and amortization	9,949	2,148	12,249	24,346
Noninterest expense	394,757	113,232	(56,289)	451,700

Income (loss) before income taxes	327,867	42,628	2,349	372,844
Provision (benefit) for income taxes	118,343	16,322	(1,302)	133,363

Net income (loss)	209,524	26,306	(3,651)	239,481
Less: Net income attributable to noncontrolling interest	—	—	5,958	5,958

Net income (loss) attributable to City National Corporation	$209,524	$26,306	$(2,307)	$233,523

Selected Average Balances:
Loans and leases	$9,843,055	$85	$105,224	$9,948,364
Total assets	10,201,619	266,643	4,247,250	14,715,512
Deposits	10,557,479	57,960	1,254,488	11,869,927
Goodwill	204,009	48,097	—	252,106
Customer-relationship intangibles, net	7,029	32,952	—	39,981

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 23. Parent Company Only Condensed Financial Statements

        Condensed Parent Company financial statements, which include transactions with subsidiaries, follow:

CONDENSED BALANCE SHEETS

	December 31,
(in thousands)	2008	2007
Assets
Cash	$423,529	$24,156
Securities available-for-sale	69,851	127,145
Other assets	235,979	177,839
Investment in Bank	1,474,678	1,460,775
Investment in non-bank subsidiaries	57,747	65,901

Total assets	$2,261,784	$1,855,816

Liabilities
Senior notes	$219,615	$225,981
Other liabilities	37,176	19,696

Total liabilities	256,791	245,677
Shareholders' equity	2,004,993	1,610,139

Total liabilities and shareholders' equity	$2,261,784	$1,855,816

Note: Certain prior period balances have been reclassified to conform to the current period presentation.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 23. Parent Company Only Condensed Financial Statements (Continued)

CONDENSED STATEMENTS OF INCOME

	For the year ended December 31,
(in thousands)	2008	2007	2006
Income
Dividends from Bank and non-bank subsidiaries	$73,735	$334,217	$225,495
Interest and dividend income and other income	15,045	22,579	7,001
Impairment loss on securities	(27,397)	—	—
(Loss) gain on sale of securities	(2,714)	1,099	6,264

Total income	58,669	357,895	238,760

Interest on notes payable to Bank and non-affiliates	8,970	14,433	11,775
Other expenses	5,012	6,000	4,744

Total expenses	13,982	20,433	16,519

Income before taxes and equity in undistributed income of Bank and non-bank subsidiaries	44,687	337,462	222,241
Income tax benefit	(21,531)	(3,560)	(1,623)

Income before equity in undistributed income of Bank and non-bank subsidiaries	66,218	341,022	223,864
Equity in undistributed income (losses) of Bank and non-bank subsidiaries	38,738	(118,309)	9,659

Net income	$104,956	$222,713	$233,523

Less: Dividends on preferred stock	2,445	—	—

Net income available to common shareholders	$102,511	$222,713	$233,523

Note: Certain prior period balances have been reclassified to conform to the current period presentation.

CITY NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 23. Parent Company Only Condensed Financial Statements (Continued)

CONDENSED STATEMENT OF CASH FLOWS

	For the year ended December 31,
(in thousands)	2008	2007	2006
Cash Flows From Operating Activities
Net income	$104,956	$222,713	$233,523
Adjustments to net income:
Equity in undistributed (income) loss of Bank and non-bank subsidiaries	(38,738)	118,309	(9,659)
Other, net	29,709	(22,499)	(2,459)

Net cash provided by operating activities	95,927	318,523	221,405

Cash Flows From Investing Activities
Purchase of securities available-for-sale	(37,292)	(66,607)	(76,317)
Sales and paydowns of securities available-for-sale	49,347	39,526	76,781
Net advances to subsidiaries	(13,354)	—	(679)
Acquisitions, net of cash acquired	—	(148,172)	—

Net cash used in investing activities	(1,299)	(175,253)	(215)

Cash Flows For Financing Activities
Cash dividends paid	(92,886)	(89,375)	(80,126)
Issuance of preferred stock	389,867	—	—
Issuance of common stock warrants	10,133	—	—
Stock repurchases	(21,694)	(105,450)	(161,618)
Proceeds from exercise of stock options	20,480	25,907	19,073
Other, net	(1,155)	5,026	35

Net cash provided by (used in) financing activities	304,745	(163,892)	(222,636)

Net increase (decrease) in cash and cash equivalents	399,373	(20,622)	(1,446)
Cash and cash equivalents at beginning of year	24,156	44,778	46,224

Cash and cash equivalents at end of year	$423,529	$24,156	$44,778

Note:
Certain prior period balances have been reclassified to conform to the current period presentation.

QuickLinks

  Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CITY NATIONAL CORPORATION CONSOLIDATED BALANCE SHEETS
CITY NATIONAL CORPORATION CONSOLIDATED STATEMENTS OF INCOME
CITY NATIONAL CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS
CITY NATIONAL CORPORATION CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
CITY NATIONAL CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS